Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

AUREUS GREENWAY HOLDINGS INC.,

AUTONOMOUS POWER CORPORATION,

AUREUS MERGER SUB INC. ,

and

ANDREW FOX,

solely in his capacity as the Stockholder Representative

_________________________

Dated as of March 8, 2026

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Annex

Annex I:	Cross-Reference Table

Exhibits

Exhibit A:	Form of Lock-Up Agreement
Exhibit B:	Form of Leak-Out Agreement
Exhibit C:	NewCo Directors
Exhibit D:	NewCo Officers
Exhibit E:	Form of Parent Stock Option
Exhibit F:	Form of Parent Warrant
Exhibit G:	Parent Equity Plan Amendment

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 8, 2026 (this “Agreement”), by and among Aureus Greenway Holdings Inc., a Nevada corporation (“Parent”), Aureus Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), Autonomous Power Corporation, a Delaware corporation (the “Company” and, together with Parent and Merger Sub, the “Parties”), and Andrew Fox, solely in his capacity as the representative, agent and attorney-in-fact of the Company Stockholders (in such capacity, the “Stockholder Representative”). Certain capitalized terms used in this Agreement shall be as defined in Section 8.1 and Annex I.

RECITALS

WHEREAS, the Parties intend that on the Closing Date, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”) and the Nevada Revised Statutes (the “NRS”), Merger Sub will merge with and into the Company (the “Merger”), upon consummation of which, Merger Sub will cease to exist and the Company will continue as the Surviving Company and a wholly owned Subsidiary of Parent;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (a) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, for Parent to enter into this Agreement and to consummate all other transactions contemplated by this Agreement, (the “Transactions”), including the Merger, the Parent Share Issuance (as defined herein), the Parent Charter Amendment (as defined herein), and the Parent Equity Plan Amendment (as defined herein, collectively, the “Parent Voting Matters”), (b) approved and declared advisable this Agreement and authorized Parent’s execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Parent Voting Matters, (c) directed that this Agreement and the Parent Voting Matters be submitted to the stockholders of Parent for approval and/or adoption, as applicable, and (d) recommended, in accordance with NRS 92A.120, to the stockholders of Parent that they adopt this Agreement and approve the Parent Voting Matters;

WHEREAS, promptly following the entry into this Agreement, and in any case within one day after execution and delivery of this Agreement, Parent will deliver the Requisite Parent Vote in accordance with Section 2.10 of the bylaws of Parent and the NRS (the “Parent Stockholder Written Consent”) approving and/or adopting, as applicable, this Agreement and the Parent Voting Matters (except with respect to the Parent Charter Amendment, which shall be the subject of a separate written consent of the stockholders of the Parent (the “Parent Charter Written Consent”));

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into this Agreement and to consummate the Transactions, (b) approved and declared advisable this Agreement and authorized the Company’s execution, delivery and performance of this Agreement and the consummation of the Transactions, (c) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders, and (d) recommended to the Company Stockholders that they adopt this Agreement (collectively, the “Company Board Approvals”);

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WHEREAS, promptly following the entry into this Agreement, and in any case within one day after execution and delivery of this Agreement, the Company will deliver the Requisite Company Vote in accordance with Section 2.11 of the bylaws of the Company and the DGCL (the “Company Stockholder Written Consent”) approving and adopting this Agreement and the Merger;

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that it is in the best interests of Merger Sub and Parent, as its sole stockholder, and declared it advisable, for Merger Sub to enter into this Agreement and to consummate the Transactions, including the Merger, (b) approved and declared advisable this Agreement and authorized Merger Sub’s execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger, (c) directed that the adoption of this Agreement be submitted to a vote of Parent, as the sole stockholder of Merger Sub, and (d) recommended to Parent, as the sole stockholder of Merger Sub, that it adopt this Agreement;

WHEREAS, immediately following the entry into this Agreement, Parent, as the sole stockholder of Merger Sub, will deliver a written consent in accordance with Merger Sub’s organizational documents and the DGCL (the “Merger Sub Stockholder Written Consent”) approving and adopting this Agreement and the Merger;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company Significant Holders (as defined herein) have each entered into a lock-up agreement with Parent, in the form attached as Exhibit A (each, a “Lock-Up Agreement”), which agreements will become effective as of the Closing;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Parent Significant Holders (as defined herein) have each entered into a leak-out agreement with Parent, in the form attached as Exhibit B (each, a “Leak-Out Agreement”), which agreements will become effective as of the Closing; and

WHEREAS, it is intended that, for U.S. federal income Tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

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Article I

THE MERGER

Section 1.1 The Merger. At the Effective Time, (a) Merger Sub shall be merged with and into the Company in accordance with the DGCL and upon the terms and subject to the conditions set forth in this Agreement, whereupon the separate existence of Merger Sub shall cease, (b) the Company shall be the surviving corporation (the “Surviving Company”) and from and after the Effective Time shall be a wholly owned Subsidiary of Parent and the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger as provided in the DGCL, and (c) the Merger shall have such other effects as provided in the DGCL, in the case of each of clause (b) and (c), except as expressly set forth in this Agreement (to the extent permitted by applicable Laws).

Section 1.2 Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI, the closing of the Merger (the “Closing”) shall take place (a) remotely by exchange of documents and signatures (or their electronic counterparts) on the second Business Day after the day on which the conditions set forth in Article VI (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement, or (b) at such other place and time as Parent and the Company may mutually agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, (a) the Company and Merger Sub shall cause a certificate of merger with respect to the Merger, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and (b) each Party shall, as soon as practicable on or after the Closing Date, make all other filings required under the DGCL, the NRS, or by the Secretary of State of the State of Delaware or the Secretary of State of the State of Nevada, in connection with the Merger. The Certificate of Merger and such fillings shall be consistent with this Agreement and otherwise in form and substance reasonably acceptable to each of Parent and the Company. The Merger shall become effective upon filing of the Certificate of Merger or at such later time as Parent and the Company may agree, which time shall be specified in the Certificate of Merger (such time being herein referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects specified herein and in the applicable provisions of the DGCL, including Section 259(a) thereof. Without limiting the foregoing, from and after the Effective Time, the Surviving Company shall possess all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of Surviving Company, all as provided under the DGCL. NewCo shall continue to possess all of the properties, rights, privileges, powers and franchises of Parent, and all of the claims, obligations, liabilities, debts and duties of Parent shall continue to be the claims, obligations, liabilities, debts and duties of NewCo.

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Section 1.5 Organizational Documents.

(a) Prior to the Effective Time, Parent shall take all requisite action to cause Parent’s articles of incorporation and bylaws in effect immediately following the Effective Time to be in the forms to be mutually agreed to by Parent and the Company, which shall comply with the requirements of the NRS, and, pursuant to which, the name of Parent shall be changed, effective as of the Effective Time, to “Powerus Corporation” (such amendment to the articles of incorporation, the “Parent Charter Amendment”).

(b) At the Effective Time, (a) the certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Company, until amended in accordance with its terms and the DGCL, and (b) the bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Company, until amended in accordance with its terms and the DGCL.

Section 1.6 Directors and Officers.

(a) Directors of NewCo. The Parties shall take all necessary action such that (i) the number of directors constituting the board of directors of NewCo (the “NewCo Board”) immediately after the Effective Time shall be five (or such other number as may be agreed to by Parent and the Company), and (ii) the chairpersons and composition of the NewCo Board as of the Effective Time shall be as set forth in (or as designated pursuant to) Exhibit C hereto.

(b) Officers of NewCo. The Parties shall take all necessary action such that the individuals designated to hold those senior executive officer positions as set forth in (or as designated pursuant to) Exhibit D hereto shall hold such designated positions as of the Effective Time.

Section 1.7 Tax Treatment. It is intended that, for U.S. federal income Tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code (the “Intended Tax Treatment”). Each Party shall file all Tax Returns consistent with, and take no position inconsistent with such treatment (whether in connection with any audit, examination or other Tax proceeding, on any Tax Return or otherwise) unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code. From and after the date of this Agreement, none of the Parties shall, nor shall they permit any of their Affiliates to, knowingly take any action, cause any action to be taken or omit to take any action which could reasonably be expected to cause the transactions to fail to qualify for the Intended Tax Treatment. None of Parent, the Company or any Subsidiary of Parent or the Company shall have any liability or obligation to any Company Stockholder should the Merger fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

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Article II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Conversion of Capital Stock.

(a) Company Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of any Party or any other Person:

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares) automatically shall be converted into the right to receive 599.18229 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Parent Common Stock (such per-share amount together with any Earn Out Shares issuable pursuant to Section 2.6, the “Merger Consideration”);

(ii) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time, automatically shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Company; and

(iii) each share of Company Common Stock held in the treasury of the Company, owned by the Company or any of its direct or indirect wholly-owned Subsidiaries or by Parent or any of its Affiliates at the Effective Time (collectively, the “Excluded Company Shares”) shall be canceled automatically and shall cease to exist, and no consideration shall be paid for those Excluded Company Shares.

(b) Conversion of Company Common Stock. All shares of Company Common Stock that have been converted pursuant to Section 2.1(a)(i) shall be canceled automatically and shall cease to exist, and the holders of (i) certificates which immediately before the Effective Time represented such shares (the “Company Stock Certificates”) or (ii) shares represented by book-entry (the “Company Book-Entry Shares”) shall cease to have any rights with respect to those shares, other than the right to receive the Merger Consideration in accordance with Section 2.2 and the number of Earn Out Shares in the Earn Out Spreadsheet, if any, in accordance with Section 2.6.

(c) Equitable Adjustment. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the Company shall occur as a result of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution is declared with a record date during such period, the Merger Consideration shall be equitably adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action. Nothing in this Section 2.1(c) shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

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(d) Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as a holder of Parent Common Stock. If the product of the number of shares a Company stockholder holds immediately prior to the Effective Time multiplied by the Exchange Ratio would result in the issuance of a fractional share of Parent Common Stock, that product will be rounded up to the nearest whole number of shares of Parent Common Stock.

Section 2.2 Surrender and Payment.

(a) Exchange Agent. Prior to the Effective Time, Parent and the Company shall appoint an exchange and payment agent (the “Exchange Agent”), for the purpose of exchanging Company Stock Certificates, if any, for the consideration issuable in respect of Company Common Stock and will enter into an agreement with such Exchange Agent on terms reasonably satisfactory to the Company.

(b) Exchange Fund. On or prior to the Closing Date, Parent shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Company Common Stock, the aggregate Merger Consideration, issuable pursuant to the Merger (the “Parent Share Issuance”). All book-entry shares representing Parent Common Stock deposited by Parent with the Exchange Agent for distribution pursuant to this Article II are referred to in this Agreement as the “Exchange Fund.” The Exchange Agent will, pursuant to irrevocable instructions to be delivered to the Exchange Agent by Parent, deliver the appropriate Parent Common Stock out of the Exchange Fund to holders of Company Common Stock pursuant to the provisions of this Article II. The Exchange Fund will not be used for any other purpose.

(c) Exchange Procedures.

(i) Letter of Transmittal. As promptly as practicable but in no event later than two Business Days following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a share of Company Common Stock converted pursuant to Section 2.1(a)(i), (A) a letter of transmittal in customary form, specifying that delivery shall be effected, and risk of loss and title to such holder’s shares shall pass, only upon proper delivery of the Company Stock Certificate to the Exchange Agent or, in the case of Company Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and (B) instructions for surrendering such Company Stock Certificates or Company Book-Entry Shares.

(ii) Surrender of Shares of Company Common Stock. Upon surrender of a Company Stock Certificate or of a Company Book-Entry Share for cancellation to the Exchange Agent in accordance with the instructions provided by the Exchange Agent pursuant to Section 2.2(c)(i), together with a duly executed and completed letter of transmittal and any other documents reasonably required by the Exchange Agent, the holder of that Company Stock Certificate or Company Book-Entry Share shall be entitled to receive, and the Exchange Agent shall issue in exchange therefor, the Merger Consideration in accordance with Section 2.1(a)(i) in respect of the number of shares formerly evidenced by that Company Stock Certificate or Company Book-Entry Share.

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(iii) Unregistered Transferees. If any Merger Consideration is to be issued to a Person other than the Person in whose name the surrendered Company Stock Certificate is registered, then the Merger Consideration may be issued to such a transferee so long as (A) the surrendered Company Stock Certificate is accompanied by all documents required the Company to evidence and effect that transfer, and (B) the Person requesting such issuance (1) pays any applicable transfer taxes, or (2) establishes to the reasonable satisfaction of Parent and the Exchange Agent that any such transfer taxes have already been paid or are not applicable.

(iv) No Other Rights. Until surrendered in accordance with this Section 2.2(c), each Company Stock Certificate and each Company Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration. Any Merger Consideration issued upon the surrender of any Company Stock Certificate or Company Book-Entry Share shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Stock Certificate or Company Book-Entry Share and the shares of Company Common Stock formerly represented by it.

(d) Lost, Stolen or Destroyed Certificates. If any Company Stock Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond, in such reasonable amount as the Surviving Company may direct, as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent shall issue, in exchange for such affidavit claiming such Company Stock Certificate is lost, stolen or destroyed, the Merger Consideration to such Person in respect of the shares of Company Common Stock (represented by such Company Stock Certificate.

(e) No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Common Stock that were outstanding immediately before the Effective Time.

(f) Required Withholding. Each of Parent, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Law. To the extent that any amounts are so deducted and withheld and paid to the appropriate Governmental Authorities, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.

(g) No Liability. None of Parent, the Surviving Company or the Exchange Agent (or any of their respective officers, directors, employees, agents or Affiliates) shall be liable to any holder of Company Stock Certificates or Company Book-Entry Shares for any amount properly paid to a public official under any applicable abandoned property, escheat or similar Law.

(h) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Company Stock Certificates or Company Book-Entry Shares one year after the Effective Time shall be delivered by the Exchange Agent to Parent upon demand. Thereafter, any holder of Company Stock Certificates or Company Book-Entry Shares who has not theretofore complied with this Article II shall look only to Parent for, and Parent shall remain liable for, payment of the applicable Merger Consideration pursuant to the terms of this Article II, subject to any applicable abandoned property, escheat or similar Law.

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Section 2.3 Treatment of Equity Awards. Effective as of the Effective Time, each Company Stock Option that is outstanding and unexercised, whether vested or unvested, immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Common Stock and shall be assumed by Parent and shall be converted automatically into a Parent Stock Option on substantially the same terms and conditions (including applicable vesting (including, if applicable, vesting acceleration), exercise and expiration provisions) as applied to the corresponding Company Stock Option immediately prior to the Effective Time, except that: (a) the number of shares of Parent Common Stock subject to each Parent Stock Option shall be determined by multiplying: (i) the number of shares of Company Common Stock subject to the corresponding Company Stock Option immediately prior to the Effective Time; by (ii) the Exchange Ratio; and (b) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of each Parent Stock Option shall be determined by dividing: (i) the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to the corresponding Company Stock Option immediately prior to the Effective Time; by (ii) the Exchange Ratio, and rounding such quotient up to the nearest whole cent; provided that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Parent Stock Options into which the Company Stock Options are converted shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided further that, in the case of any Company Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Parent Stock Option into which such Company Stock Option is converted shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code. If the number of Parent Stock Options a holder of Company Stock Options receives at the Effective Time would result in the issuance of a fractional share of Parent Common Stock upon the exercise of the Parent Stock Options then issued, then the number of Parent Stock Options to be issued shall be rounded up to the nearest whole number of Parent Stock Options. Each such Parent Stock Option issued in replacement for a Company Stock Option will be substantially in the form attached hereto as Exhibit E.

Section 2.4 Treatment of Warrants. At the Effective Time, each warrant to acquire shares of Company Common Stock (each, a “Company Warrant”) that is outstanding immediately prior to the Effective Time, shall be, by virtue of the Merger and without any further action on the part of any Party or any other Person, shall cease to represent a right to acquire shares of Company Common Stock and shall be assumed by Parent and shall be converted automatically into a Parent Warrant on substantially the same terms and conditions as applied to the corresponding Company Warrant immediately prior to the Effective Time, except that: (a) the number of shares of Parent Common Stock subject to each Parent Warrant shall be determined by multiplying: (i) the number of shares of Company Common Stock subject to the corresponding Company Warrant immediately prior to the Effective Time; by (ii) the Exchange Ratio; and (b) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of each Parent Warrant shall be determined by dividing: (i) the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to the corresponding Company Warrant immediately prior to the Effective Time; by (ii) the Exchange Ratio, and rounding such quotient up to the nearest whole cent. For the avoidance of doubt, no holder of Company Warrants shall be entitled to receive any Earn Out Shares. If the number of Parent Warrants a holder of Company Warrants receives at the Effective Time would result in the issuance of a fractional share of Parent Common Stock upon the exercise of the Parent Warrants then issued, then the number of Parent Warrants to be issued shall be rounded up to the nearest whole number of Parent Warrants. Each such Parent Warrant issued in replacement for a Company Warrant will be substantially in the form attached hereto as Exhibit F.

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Section 2.5 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time, the holder of which has neither voted in favor of the Merger or consented thereto in writing pursuant to Section 228 of the DGCL and which are held by stockholders who have demanded appraisal rights for such shares of Company Common Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive that portion of the Merger Consideration and, if any of the Earn Out Triggering Events are achieved, that portion of the Earn Out Shares, in each case described in Section 2.6 attributable to such Dissenting Shares. At the Effective Time, the Dissenting Shares shall be canceled and shall cease to exist and the holders of the Dissenting Shares shall be entitled solely to the right to receive payment of the appraised value of such shares of Company Common Stock held by them immediately prior to the Effective Time in accordance with the DGCL, unless and until such holders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Company Common Stock under the DGCL (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into, as of the Effective Time, the right to receive the portion of the Merger Consideration and, if any of the Earn Out Triggering Events are achieved, that portion of the Earn Out Shares, in each case without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Section 2.1.

(b) The Company shall provide Parent prompt written notice of any demands for appraisal under Section 262 of the DGCL received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and the Company shall have the right to direct all negotiations and proceedings with respect to such demands; provided that the Parent shall have the right to participate in such negotiations and proceedings. Neither the Parent nor the Company shall, except with the other Party’s prior written consent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands for appraisal or agree to do any of the foregoing.

Section 2.6 Earn Out.

(a) From and after Closing until the fourth anniversary of the Closing Date (the “Earn Out Period”), as additional consideration for the Merger and the other Transactions, Parent shall issue or cause to be issued to the Company Stockholders up to 42,500,000 shares of Parent Common Stock (the “Earn Out Shares”) in accordance with this (a) (subject to any adjustment pursuant to (c)).The Earn Out Shares shall be earned and issued to the Company Stockholders as follows (each, an “Earn Out Triggering Event”):

(i) 10,000,000 Earn Out Shares (and any applicable stock powers), will be issued and distributed to or on behalf of the Company Stockholders in accordance with the Earn Out Spreadsheet if the Volume Weighted Average Share Price exceeds $4.00 per share for 60 of any 90 consecutive trading days during the Earn Out Period (“Tier 1 Earn Out Shares”);

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(ii) 10,000,000 Earn Out Shares (and any applicable stock powers), will be issued and distributed to or on behalf of the Company Stockholders in accordance with the Earn Out Spreadsheet if the Volume Weighted Average Share Price exceeds $8.00 per share for 30 of any 60 consecutive trading days during the Earn Out Period (“Tier 2 Earn Out Shares”), plus the Tier 1 Earn Out Shares, if not previously issued;

(iii) 5,000,000 Earn Out Shares (and any applicable stock powers), will be issued and distributed to or on behalf of the Company Stockholders in accordance with the Earn Out Spreadsheet if (A) the Volume Weighted Average Share Price exceeds $12.00 per share for 30 of any 60 consecutive trading days during the Earn Out Period, or (B) the NewCo Revenue is $50,0000,000 or greater in any 12-month period (“Tier 3 Earn Out Shares”), plus the Tier 1 Earn Out Shares and Tier 2 Earn Out Shares, if not previously issued;

(iv) 7,500,000 Earn Out Shares (and any applicable stock powers), will be issued and distributed to or on behalf of the Company Stockholders in accordance with the Earn Out Spreadsheet if (A) the Volume Weighted Average Share Price exceeds $14.00 per share for 30 of any 60 consecutive trading days during the Earn Out Period, or (B) the NewCo Revenue is $75,0000,000 or greater in any 12-month period (“Tier 4 Earn Out Shares”), plus the Tier 1 Earn Out Shares, Tier 2 Earn Out Shares and Tier 3 Earn Out Shares, if not previously issued; and

(v) 10,000,000 Earn Out Shares (and any applicable stock powers), will be issued and distributed to or on behalf of the Company Stockholders in accordance with the Earn Out Spreadsheet if (A) the Volume Weighted Average Share Price exceeds $16.00 per share for 30 of any 60 consecutive trading days in the four year period commencing on and after the Closing Date, or (B) the NewCo Revenue is $100,0000,000 or greater in any 12-month period (“Tier 5 Earn Out Shares”), plus the Tier 1 Earn Out Shares, Tier 2 Earn Out Shares, Tier 3 Earn Out Shares and Tier 4 Earn Out Shares, if not previously issued.

(b) Issuance of Earn Out Shares. Parent shall promptly issue any Earn Out Shares after the occurrence of a Earn Out Triggering Event (but in no event later than 10 days after such event). Parent shall take such actions as are reasonably requested by the Stockholder Representative to evidence the issuances pursuant to Section 2.6(a), including through the provision of an updated stock ledger showing such issuances (as certified by an officer of Parent responsible for maintaining such ledger or the applicable registrar or transfer agent of Parent). From and after the Closing, at all times during the Earn Out Period, Parent will keep available for issuance a sufficient number of unissued shares of Parent Common Stock to permit Parent to satisfy its issuance obligations set forth in this Section 2.6 and will take all actions required to increase the authorized number of shares of Parent Common Stock if at any time there will be insufficient unissued shares of Parent Common Stock to permit such reservation.

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(c) Adjustments to Earn Out Shares. In the event that the Company PIPE is consummated prior to the Closing, the aggregate number of Earn Out Shares that may be issued shall be increased by 7,500,000 shares from 42,500,000 to 50,000,000 shares of Parent Common Stock, with the amount of each of Tiers 1 through 5 described in Section 2.6(a)(i) through (v) adjusted to be 10,000,000 shares.

(d) Equitable Adjustment. In the event Parent shall at any time during the Earn Out Period, pay any dividend on Parent Common Stock by the issuance of additional Parent Common Stock, or effect a subdivision, recapitalization, split, or combination, exchange or consolidation of the outstanding Parent Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Parent Common Stock, then in each case (i) the Volume Weighted Average Share Price targets set forth in Section 2.6(a) and (ii) the number of shares of Parent Common Stock to be earned and issued pursuant to Section 2.6(a) shall be equitably adjusted to provide to such Company Stockholders the same economic effect as contemplated by this Agreement prior to such event .

(e) Acceleration Event. If, during the Earn Out Period, there is a Change of Control, then immediately prior to the consummation of such Change of Control: (i) any such Earn Out Triggering Event that has not previously occurred shall be deemed to have occurred; (ii) Parent shall cause the issuance of the applicable Earn Out Shares to the Company Stockholders, and (iii) to the extent applicable, the Company Stockholders shall be eligible to participate in such Change of Control to the same extent and degree as all other Newco stockholders at the time of such Change of Control.

(f) Tax Treatment of Earn Out Shares. The issuance of Earn Out Shares shall be treated as an adjustment to the Merger Consideration by the Parties for Tax purposes, unless otherwise required by applicable Law.

(g) Earn Out Spreadsheet. Notwithstanding anything to the contrary in this Agreement, (i) it is expressly acknowledged and agreed that Parent and their respective Affiliates shall be entitled to rely on the Earn Out Spreadsheet (and any update thereto), without any obligation to investigate or verify the accuracy or correctness thereof, and to issue Earn Out Shares in accordance therewith, and (ii) in no event will Parent or any of its Affiliates have any Liability to any Person (including the Stockholder Representative and each of the equityholders of the Company) in connection with any claims relating to any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Earn Out Spreadsheet (and any update thereto) and the allocation set forth therein or issuances made by any Person (including Parent, the Stockholder Representative and their respective Affiliates) in accordance therewith.

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Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 8.14, except as set forth in the corresponding sections of the disclosure letter delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub that:

Section 3.1 Organization and Power. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization. Each of the Company and the Company’s Subsidiaries has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to have such requisite power or authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.2 Company Organizational Documents. The Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement (collectively, the “Company Organizational Documents”), and (a) the Company Organizational Documents are in full force and effect, and (b) the Company is not in violation of any provision of the Company Organizational Documents.

Section 3.3 Governmental Authorizations. Assuming that the representations and warranties of Parent and Merger Sub contained in Section 4.4 are true and correct, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions do not and will not require any consent, approval or other authorization of, or registration or filing with or notification to any Governmental Authority (collectively, “Governmental Authorizations”), other than: (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (b) such other Governmental Authorizations, where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.4 Corporate Authorization.

(a) The Company Board has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into this Agreement and to consummate the Transactions, (ii) approved and declared advisable this Agreement and authorized the Company’s execution, delivery and performance of this Agreement and the consummation of the Transactions, (iii) directed that the adoption of this Agreement be submitted to a vote of the stockholders of the Company, and (iv) recommended to the Company Stockholders that they adopt this Agreement. The Requisite Company Vote of the Company Stockholders is the only vote of the Company Stockholders necessary to adopt this Agreement and approve the Transactions. Assuming that the Requisite Company Vote is received, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company. Once effective, the Company Stockholder Written Consent would satisfy the Requisite Company Vote.

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(b) The Company has all necessary corporate power and authority to enter into this Agreement and, subject to the Requisite Company Vote, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company other than, with respect to the Merger, the receipt of the Requisite Company Vote (which will be received when the Company Stockholder Written Consent has been executed and delivered by the Company Stockholders) and the filing of the Certificate of Merger as required by the DGCL. This Agreement constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 3.5 Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions do not and will not (a) contravene or conflict with, or result in any violation or breach of, any provision of (i) the Company Organizational Documents, or (ii) the comparable organizational or governing documents of any of the Subsidiaries of the Company, (b) contravene or conflict with, or result in any material violation or breach of, any Law applicable to the Company or any of its Subsidiaries or by which any Company Assets are bound, assuming that all Governmental Authorizations described in Section 3.3 have been obtained or made, (c) result in any violation, termination, acceleration of any material obligation, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) or require any notice or consent under, any Company Material Contracts or Company Real Property Leases to which the Company or any of its Subsidiaries is a party or by which any Company Assets are bound, or (d) result in the creation of any Liens (other than Permitted Liens) upon any of the Company Assets, except, in the case of clauses (a)(ii), (b), (c), and (d), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Capitalization.

(a) The Company’s authorized capital stock consists solely of 250,000 shares of Company Common Stock. As of the date of this Agreement, (A) 113,488 shares of Company Common Stock were issued and outstanding, (B) 39,456 Company Stock Options to purchase shares of Company Common Stock were issued and outstanding, (C) 10,544 shares of Company Common Stock were reserved for issuance under the Company Equity Plan, (D) 33,378 shares of Company Common Stock were committed for issuance upon any exercise of the Company Warrants, and (E) 27,815 shares of Company Common Stock to be issued upon the closing of the Company PIPE prior to the Closing Date.

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(b) Except as set forth in Section 3.6(b) of the Company Disclosure Letter, or to the extent expressly permitted under Section 5.1 (including as required by applicable Law), (i) there are no outstanding shares of capital stock of the Company, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights, or other similar rights, agreements or commitments (other than this Agreement) relating to the issuance or acquisition of capital stock to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any of its Subsidiaries or any other Person.

(c) All outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.

(d) Each outstanding share of capital stock or other equity interests of each Subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable, in each case, to the extent such concepts are applicable to such capital stock or other equity interests, and not subject to any pre-emptive rights.

(e) Except as set forth in this Section 3.6, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any Subsidiary of the Company.

(f) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that entitle the holder of such instruments of indebtedness to vote together with Company Stockholders on any matters with respect to the Company or any of its Subsidiaries.

(g) Section 3.6(g) of the Company Disclosure Letter sets forth a true, complete and correct list of all Persons who hold Company Stock Options, indicating, with respect to each such holder, the type of award granted, the number of shares of Company Common Stock subject to such award, the exercise price of each Company Stock Option, date of grant and date of vesting, subject in each case to any exercise of Company Stock Options or forfeiture of any Company Stock Options after the date of this Agreement each in accordance with their terms.

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(h) Section 3.6(h) of the Company Disclosure Letter sets forth a complete and accurate list of the name of the record and beneficial holder of each outstanding Company Warrant, the number and class of Company capital stock that each Company Warrant has the right to purchase, and the exercise price of each Company Warrant.

Section 3.7 Subsidiaries.

(a) Section 3.7(a) of the Company Disclosure Letter sets forth a complete and accurate list of each Subsidiary of the Company. The Company has made available to Parent organizational documents of each Subsidiary of the Company.

(b) Each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens). The Company does not own, directly or indirectly, any capital stock of, or any other securities convertible or exchangeable into or exercisable for capital stock of, any Person (other than as set forth on Section 3.7(a) of the Company Disclosure Letter).

Section 3.8 Financial Statements. The Company has made available to Parent true, correct and complete copies of the (a) unaudited balance sheet of the Company as of December 31, 2025, (b) unaudited balance sheet of Kaizen Aerospace Inc. as of December 31, 2025, and the related statement of operations and stockholders’ equity for the year then ended, and (c) unaudited balance sheet of Agile Autonomy LLC as of December 31, 2025 and the related statement of operations for the year then ended (collectively, “Company Financial Statements”). The Company Financial Statements fairly present, in all material respects, the financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein and have been prepared in conformity with United States generally accepted accounting principles (“GAAP”), in each case as of the respective dates on which they were prepared. There are no off-balance sheet arrangements to which the Company or any of its Subsidiaries is a party.

Section 3.9 Undisclosed Liabilities. As of the date of this Agreement, except as set forth in Section 3.9 of the Company Disclosure Letter, there are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (each a “Liability” and collectively, “Liabilities”) of the Company or any of its Subsidiaries that are required to be recorded or reflected on a balance sheet prepared in accordance with GAAP, other than:

(a) Liabilities reflected or reserved against in the consolidated balance sheet of the Company as of December 31, 2025 (the “Balance Sheet Date”) or the footnotes thereto;

(b) Liabilities incurred since the Balance Sheet Date in the ordinary course of business (none of which is a Liability for tort, breach of contract or environmental liability);

(c) Liabilities incurred in connection with the Transactions or as permitted or contemplated expressly by this Agreement; and

(d) Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

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Section 3.10 Absence of Certain Changes. Except as otherwise expressly contemplated or required by this Agreement, or as set forth in Section 3.10 of the Company Disclosure Letter, since the Balance Sheet Date to the date of this Agreement, (a) the business of the Company and each of its Subsidiaries has been conducted, in all material respects, in the ordinary course of business, (b) there has not been any Company Material Adverse Effect and (c) there has not been or occurred any event, condition, action or effect that, if taken during this period, would constitute a breach of Section 5.1.

Section 3.11 Litigation. From the Balance Sheet Date through the date of this Agreement, (a) there are no legal actions, claims, demands, arbitrations, hearings, charges, complaints, sanctions investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings before a Governmental Authority (collectively, “Legal Actions”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of its or their assets or properties that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (b) there are no Orders outstanding against or, to the Knowledge of the Company, investigation by any Governmental Authority of, the Company or any of its Subsidiaries or any of its or their respective assets or properties that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.12 Material Contracts.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a list of each of the following Contracts to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party (each, a “Company Material Contract”):

(i) each Contract (A) not to (or otherwise restricting or limiting the ability of the Company or any of its Subsidiaries to) compete in any line of business or geographic area, (B) to restrict the ability of the Company or any of its Subsidiaries to conduct business in any geographic area, or (C) that contains a “most favored nation” provision or that otherwise requires the Company or any of its Subsidiaries to conduct business with any Person on a preferential or exclusive basis, or that includes a price protection or rebate provision in favor of the counterparty to such Contract or any similar provision;

(ii) each Contract (other than any Company Benefit Plan and ordinary course non-executive officer employment agreement) providing for or resulting in payments after the date of this Agreement by the Company or any of its Subsidiaries that exceeds $50,000;

(iii) all Contracts granting to any Person an option or a first refusal, first offer or similar preferential right to purchase or acquire any material Company Assets;

(iv) all material Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

(v) all partnership, joint venture or other similar Contracts;

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(vi) each (A) loan or credit agreement, indenture, mortgage, note or other Contract evidencing indebtedness for borrowed money of the Company or any of its Subsidiaries from a Third Party lender, (B) Contract pursuant to which any such indebtedness for borrowed money is guaranteed by the Company or any of its Subsidiaries, and (C) Contract relating to the creation of a Lien (other than Permitted Liens) with respect to any material Company Asset;

(vii) each Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any of its Subsidiaries), except for (A) loans or advances for indemnification, attorneys’ fees, or travel and other business expenses in the ordinary course of business, and (B) extended payment terms for customers in the ordinary course of business;

(viii) any Contract for the disposition or acquisition by the Company or any of its Subsidiaries, with material obligations of the Company or any of its Subsidiaries (other than confidentiality obligations) remaining to be performed or material Liabilities of the Company or any of its Subsidiaries continuing after the date of this Agreement;

(ix) each Contract with a (A) Top Customer, and (B) Top Supplier (in each case, other than purchase orders entered into in the ordinary course of business);

(x) any agreement restricting or limiting the payment of dividends or the making of distributions to stockholders, including intercompany dividends or distributions other than such restrictions or limitations that are required by applicable Law;

(xi) each collective bargaining or other labor or works council agreement covering employees of the Company or any of its Subsidiaries;

(xii) each lease, sublease or license involving real property or equipment pursuant to which the Company or any of its Subsidiaries is required to pay an annual base rental in excess of $50,000;

(xiii) relates to the settlement (or proposed settlement) of any pending or threatened Legal Actions, other than any settlement that provides solely for the payment of less than $50,000 in cash (net of any amount covered by insurance or indemnification that is reasonably expected to be received by the Company or any of its Subsidiaries);

(xiv)  each Contract (A) granting to the Company or any of its Subsidiaries a material license, covenant not to sue or other right under any Intellectual Property (excluding Contracts for Software or information technology services that are generally commercially available on non-discriminatory pricing terms), (B) granting to any third Person a license, covenant not to sue or other right under any Company Intellectual Property (other than non-exclusive licenses granted to customers, vendors or service providers in the ordinary course of business in connection with the sale, distribution or use of products, goods or services, including licenses that, to the Company’s Knowledge, are merely implied or incidental to such sale, distribution or use), (C) materially restricting the Company’s or any of its Subsidiaries’ use or exploitation of any material Company Intellectual Property, or (D) governing the development or ownership of Intellectual Property material to the businesses of the Company or any of its Subsidiaries (other than Contracts with employees, contractors or consultants entered into in the ordinary course of business); and

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(xv) to the extent not set forth in Section 3.12(a) of the Company Disclosure Letter pursuant to another subsection of this Section 3.12(a), all material agreements with any Governmental Authority.

(b) A true and complete copy of each Company Material Contract (including any amendments thereto) entered into prior to the date of this Agreement has been made available to Parent. Each Company Material Contract is a valid and binding agreement of the Company or its applicable Subsidiary, except where the failure to be valid and binding would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company or such Subsidiary nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under any such Company Material Contract, (ii) as of the date of this Agreement, there are no material disputes with respect to any such Company Material Contract, and (iii) as of the date of this Agreement, no party under any Company Material Contract has given written notice of its intent to terminate or otherwise seek a material amendment to such Company Material Contract.

Section 3.13 Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Letter lists all material Company Benefit Plans. For purposes of this Agreement a “Company Benefit Plan” is, whether or not written, (i) any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) any compensation, stock purchase, stock option, equity or equity-based compensation, severance, employment, consulting, change-of-control, bonus, incentive, deferred compensation and other employee benefit plan, agreement, program or policy, whether or not subject to ERISA, (iii) any plan, agreement, program or policy providing vacation benefits, insurance (including any self-insured arrangements), medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits), or (iv) any loan to or for the benefit of an officer of the Company or any of its Subsidiaries, in each case (A) under which any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries has any right to benefits, or (B) which are maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries makes or is required to make contributions or with respect to which the Company or any of its Subsidiaries has any material Liability.

(b) With respect to each Company Benefit Plan, if applicable, the Company has made available to Parent true and complete copies of (i) the plan document and any amendments thereto (and for any unwritten plan, a summary of the material terms), (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 (including all schedules) and tax return on Form 990, (iv) the most recent annual audited financial statements and opinion, (v) if the Company Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the “IRS”), and (vi) any related trust or funding agreements or insurance policies.

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(c) Neither the Company, nor any of its Subsidiaries nor any of their respective ERISA Affiliates maintains, sponsors, administers or contributes to (or is required to sponsor, maintain, administer or contribute to), or has within the preceding six years maintained, sponsored or contributed to, or has any Liability under or with respect to, (i) any employee benefit plan subject to Section 412 or Section 430 of the Code or Title IV of ERISA, (ii) any multiemployer plan (as defined in Section 3(37) of ERISA), or (iii) any multiple employer plan (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or that is or has been subject to Section 4063 or 4064 of ERISA. Neither the Company nor any of its Subsidiaries has any Liability as a result of any time being considered a single employer with any other Person under Section 414 of the Code.

(d) Each Company Benefit Plan is in compliance in all material respects with all applicable requirements of ERISA, the Code and other applicable Laws and has been administered in all material respects in accordance with its terms and such Laws. With respect to each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code (i) a favorable determination or opinion letter has been issued by the IRS with respect to such qualification, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and (iii) no event has occurred since the date of such qualification or exemption that would reasonably be expected to adversely affect such qualification or exemption.

(e) Neither the Company nor any of its Subsidiaries has any current or projected Liability with respect to, and no Company Benefit Plan provides, health, medical, life insurance or death benefits to current or former employees or other individual service providers of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or other individual service providers or their dependents.

(f) The execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in combination with another event) (i) result in any payment from the Company or any of its Subsidiaries becoming due, or increase the amount of any compensation due, to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, vesting of any compensation or benefits or forgiveness of indebtedness with respect to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries, (iv) result in any funding, through a grantor trust or otherwise, of any compensation or benefits to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries under any Company Benefit Plan, or (v) cause any amount to fail to be deductible by reason of Section 280G of the Code or be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

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(g) Each Company Benefit Plan is in compliance in all material respects with Section 409A of the Code. No Person is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including taxes imposed under Section 4999 or 409A of the Code).

(h) There are no pending, or, to the Knowledge of the Company, threatened, material claims, investigations, audits or litigation against or involving any Company Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries.

Section 3.14 Labor Relations.

(a) (i) No employee of the Company or any of its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts are currently being conducted, (ii) neither the Company nor any of its Subsidiaries is a party to, and is not currently negotiating any entry into, any collective bargaining agreement or other labor Contract, and (iii) no strike, picket, work stoppage, work slowdown or other organized labor dispute exists in respect of the Company or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries is, and has been for the last three years, in compliance in all respects with all federal, state, local and foreign Laws regarding labor, employment and employment practices, including but not limited to all Laws relating to: (i) the hiring, promotion, assignment and termination of employees (including but not limited to timing and usage of employment applications, drug testing and pre-employment testing); (ii) discrimination; (iii) harassment; (iv) retaliation; (v) equal employment opportunities; (vi) disability; (vii) labor relations; (viii) wages and hours; (ix) the Fair Labor Standards Act of 1938 and applicable state and local wage and hour Laws (collectively, “FLSA”); (x) hours of work; (xi) payment of wages (including but not limited to the timing of payments, recordkeeping and reporting of wages to employees); (xii) immigration; (xiii) workers’ compensation; (xiv) employee benefits; (xv) background and credit checks; (xvi) working conditions; (xvii) occupational safety and health; (xviii) family and medical leave; (xix) classification of employees; (xx) unfair competition/noncompetition; and (xxi) any bargaining or other obligations under the National Labor Relations Act.

(c) Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Law within the last six months that remains unsatisfied.

(d) In the last three years, (i) no allegations of sexual harassment, other sexual misconduct or race discrimination have been made against any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of the Company or any of its Subsidiaries through the Company’s anonymous employee hotline or any formal human resources communication channels at the Company or any of its Subsidiaries, and (ii) there are no Legal Actions against the Company or any of its Subsidiaries or, to the Company’s Knowledge, investigations pending or threatened related to any allegations of sexual harassment, other sexual misconduct or race discrimination by any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment, other sexual misconduct or race discrimination by any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of the Company or any of its Subsidiaries.

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(e) There are no pending or, to the Company’s Knowledge, threatened Legal Actions against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employees or other individual service providers of the Company or any of its Subsidiaries, any current or former leased employee, intern, volunteer or “temp” of the Company or any of its Subsidiaries, or any person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Authority, alleging: (i) violation of any labor or employment Laws; (ii) breach of any collective bargaining agreement; (iii) breach of any express or implied contract of employment; (iv) wrongful termination of employment; or (v) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including before the Equal Employment Opportunity Commission.

(f) All individuals who perform or have performed services for the Company or any of its Subsidiaries have been properly classified under applicable Law in all material respects (i) as employees or individual independent contractors, and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and state Law), and no such individual has been improperly included or excluded from any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has notice of any pending or, to the Company’s Knowledge, threatened inquiry or audit from any Governmental Authority concerning any such classifications.

Section 3.15 Taxes.

(a) (i) All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account all applicable extensions), and all such Tax Returns are true, complete and correct in all material respects, (ii) the Company and its Subsidiaries have fully and timely paid (or have had paid on their behalf) all material Taxes due and payable (whether or not shown to be due on any Tax Return) and have made adequate provision in accordance with GAAP for all material Taxes not yet due and payable in the most recent financial statements of the Company and its Subsidiaries, and (iii) the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding and payment over to the appropriate Governmental Authority of all Taxes required to be withheld by the Company and its Subsidiaries.

(b) (i) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, any material Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending, (ii) no audit is pending or threatened in writing with respect to any material Taxes due from or with respect to the Company or any of its Subsidiaries, (iii) no claim in writing has been made by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

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(c) There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(d) Neither the Company nor any of its Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Tax law).

(e) The Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code.

(f) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than any of the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee, successor, by Contract (other than pursuant to any ordinary course Contract, the principal purpose of which does not relate to Taxes) or otherwise.

(g) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting adopted prior to the Closing for a taxable period ending on or prior to the Closing Date, (ii) any intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state or local income Tax law), (iii) any installment sale or open transaction disposition made prior to the Closing, (iv) any item of deferred revenue, (v) any election under Section 965 of the Code, (vi) any prepaid amounts received prior to the Closing Date, or (vii) any Contract entered into with any Governmental Authority with respect to Taxes.

(h) The Company is not aware of the existence of any fact, Contract, plan or other circumstance, or has taken or agreed to take any action, that would, or would reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.16 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) the Company and its Subsidiaries comply and have complied with all applicable Environmental Laws;

(b) the Company and its Subsidiaries possess all Permits required under Environmental Laws necessary for their respective operations as currently conducted, and are in compliance with such Permits, which are, and through the Closing Date shall remain, in full force and effect;

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(c) neither the Company nor any Subsidiary has received any notice or request for information from any Governmental Authority or other Third Party related to any actual or alleged Liability under Environmental Law, including any investigatory, remedial or corrective obligations or otherwise pertaining to Hazardous Substances;

(d) to the Knowledge of the Company, no condition exists on any Company Real Property or property operated by the Company or its Subsidiaries or any other location, which has given rise to, or would reasonably be expected to give rise to, any Liability relating to environmental or Hazardous Substances matters or Environmental Laws; and

(e) to the Knowledge of the Company, the Transactions do not require notice to, or approval from, any Governmental Authority under any Environmental Law.

Section 3.17 Intellectual Property.

(a) Each of the Company and its Subsidiaries owns, is licensed to use, pursuant to valid, enforceable and binding Contracts, or otherwise has the right to use all Intellectual Property used, held for use or necessary for the operation of the business of the Company and its Subsidiaries (collectively, the “Company Intellectual Property”) free and clear of all Liens (other than Permitted Liens), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.17(a) of the Company Disclosure Letter sets forth a true and complete list of the following, which are owned or purported to be owned by the Company or any of its Subsidiaries: (i) patents and patent applications; (ii) registered trademarks and applications therefor; (iii) registered copyrights and applications therefor; and (iv) domain name registrations ((i) - (iv), the “Registered IP”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions does not and will not encumber, impair or extinguish any of the Company Intellectual Property.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) none of the Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries (“Company Owned Intellectual Property”) (A) has been adjudged invalid or unenforceable in whole or in part, or (B) is the subject of any cancellation or reexamination proceeding or any other Legal Action challenging its ownership, use, registrability, validity and enforceability, and (ii) to the Knowledge of the Company, all Registered IP is subsisting, in full force and effect, and, to the Knowledge of the Company, valid and enforceable, and all renewal fees and other maintenance fees have been paid. There exist no material contractual restrictions on the disclosure, use, license or transfer of any Company Owned Intellectual Property.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries does not infringe upon, misappropriate or otherwise violate, and has not infringed upon, misappropriated, or otherwise violated, the Intellectual Property rights of any Third Party and (ii) no Legal Action is pending, asserted in writing, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging that the conduct of the business of the Company or any of its Subsidiaries infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any Third Party. To the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating, or has infringed upon, misappropriated, or otherwise violated, any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

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(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain and protect the confidentiality of all Company Intellectual Property that is material to the business of the Company and its Subsidiaries and the value of which is contingent upon maintaining the confidentiality thereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company Owned Intellectual Property that is material to the business of the Company and its Subsidiaries and the value of which is contingent upon maintaining the confidentiality thereof, has been disclosed other than to Third Parties that are bound by customary, written confidentiality agreements entered into in the ordinary course of business and that are, to the Knowledge of the Company, valid and enforceable.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Persons who have contributed, developed or conceived any Company Owned Intellectual Property have done so pursuant to a valid and enforceable Contract (subject to enforceability exceptions for bankruptcy and insolvency and subject to principles of equity) that protects the confidential information of the Company and its Subsidiaries and assigns to the Company (or one of its Subsidiaries, as applicable) exclusive ownership of the Person’s contribution, development or conception, other than Intellectual Property excluded by Law or non-assignable moral rights.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have sufficient rights to use all Software, including middleware, databases, and systems, information technology equipment, and associated documentation used or held for use in connection with the operation of the business of the Company and its Subsidiaries (the “IT Assets”), (ii) in each case, the IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and are sufficient or configurable to effectively perform all operations necessary for the current operation of the business of the Company and its Subsidiaries, and all IT Assets are owned or licensed under valid licenses and operated by and are under the control of the Company and its Subsidiaries, (iii) the IT Assets have not materially malfunctioned or failed in the last three years and, to the Knowledge of the Company, do not contain any viruses, bugs, faults or other devices or effects that (A) enable or assist any Person to access without authorization or disable or erase the IT Assets, or (B) otherwise materially adversely affect the functionality of the IT Assets, (iv) the Company and its Subsidiaries have taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of the business of the Company and its Subsidiaries and have in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities, (v) no Person has gained unauthorized access to any IT Assets in the last three years, (vi) the Company and its Subsidiaries have maintained, continue to maintain, and caused their vendors to maintain, safeguards, security measures and procedures against the unauthorized access, disclosure, destruction, loss, or alteration of customer data or information (including any personal or device-specific information) in its possession or control that comply with any applicable contractual and legal requirements and meet industry standards, and (vii) the Company and its Subsidiaries have in place with the Third Party owners and operators of all data centers which provide services related to the business of the Company and its Subsidiaries written Contracts that ensure that such Third Parties adhere to and are in compliance with commercially reasonable standards and requirements.

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Section 3.18 Real Property; Personal Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have good and marketable title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) used by the business of the Company and its Subsidiaries (the “Company Real Property”), and (ii) the ownership of or leasehold interest in any Company Real Property is not subject to any Lien (except in all cases for Permitted Liens). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has leased, subleased, licensed, sublicensed or otherwise granted to any Person the right to use or occupy any Company Real Property or any portion thereof, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Company Real Property or any portion thereof or interest therein, and neither the Company nor any of its Subsidiaries is a party to any Contract to sell, transfer, or encumber any Company Real Property.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the material leases, subleases and other agreements under which the Company or any of its Subsidiaries use or occupy or have the right to use or occupy, now or in the future, any material real property (the “Company Real Property Leases”) is valid and binding (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles), and no termination event or condition or uncured default on the part of the Company or its Subsidiaries exists under any Company Real Property Lease.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all Company Assets, and (ii) none of the Company’s or any of its Subsidiaries’ ownership of or leasehold interest in any such Company Assets is subject to any Liens (except in all cases for Permitted Liens).

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Section 3.19 Permits; Compliance with Law.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals, waivers, notices, and other permits of any Governmental Authority (“Permits”) necessary for each of the Company and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective business as it is now being conducted (collectively, the “Company Permits”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all such Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, has been threatened in writing against the Company or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has at all times in the last three years been in compliance in all material respects with (i) all Laws applicable to the Company or such Subsidiary or by which any of the Company Assets is bound, and (ii) all Laws applicable to, and the terms and conditions of, any Company Permits.

Section 3.20 Regulatory Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries currently conduct, and have at all times in the last three years, conducted their respective business in compliance with all Laws applicable to their respective operations, activities or services and any Orders to which they are a party or are subject, including any settlement Contracts or corporate integrity Contracts, (ii) except for routine matters arising in the ordinary course of business, none of the Company or any of its Subsidiaries has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority which alleges or asserts that the Company or any of its Subsidiaries has violated any Laws or which requires or seeks to adjust, modify or alter the Company’s or any of its Subsidiaries’ operations, activities, services or financial condition that has not been fully and finally resolved to the Governmental Authority’s satisfaction without further Liability to the Company and its Subsidiaries, and (iii) there are no restrictions imposed by any Governmental Authority upon the Company’s or any of its Subsidiaries’ business, activities or services which would restrict or prevent the Company or any of its Subsidiaries from operating as it currently operates.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company and each of its Subsidiaries, and to the Knowledge of the Company, all of their respective directors, officers, agents and employees, are in compliance with, to the extent applicable, all Laws.

Section 3.21 Takeover Statutes. The Company Board has taken all necessary action to ensure that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to this Agreement, the Transactions, including by approving this Agreement, the Merger and the other Transactions. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar plan, device or arrangement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of the Company or any of its Subsidiaries.

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Section 3.22 Transactions with Affiliates. There are no transactions, arrangements or Contracts between the Company or any Subsidiary of the Company, on the one hand, and any stockholder, officer, director, or Affiliate (other than the Company and its Subsidiaries) of the Company, on the other hand, other than employment relationships, equity arrangements and compensation, benefits, travel advances and employee loans in the ordinary course of business.

Section 3.23 Insurance. The Company and its Subsidiaries are covered by valid and currently effective insurance policies and all premiums payable under such policies have been duly paid to date. As of the date of this Agreement, none of the Company or any of its Subsidiaries have received any written notice of default or cancellation of any such policy. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by or on behalf of the Company or any of its Subsidiaries (“Insurance Policies”) provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except for any such failures to maintain Insurance Policies that, individually or in the aggregate, are not reasonably be expected to have a Company Material Adverse Effect.

Section 3.24 Brokers. No broker, finder, adviser or investment banker is entitled to any brokerage, success, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.25 Information Supplied. The information supplied or to be supplied by the Company for inclusion in the Information Statement or the Form S-4 will not, at the time the Form S-4 (and any amendment or supplement thereto) and the Information Statement, respectively, are filed with the SEC, is amended or supplemented or is declared effective or on the date that the Information Statement is first mailed to the stockholders of Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub in writing expressly for inclusion or incorporation by reference therein.

Section 3.26 Vote Required. The Requisite Company Vote is the only vote of the holders of any class or series of the Company’s capital stock necessary under applicable Law and the Company Organizational Documents to approve the Transactions, which Requisite Company Vote is capable of, under applicable Law and the Company Organizational Documents, being, and can be, obtained by delivery of the Company Stockholder Written Consent following the execution and delivery of this Agreement.

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Section 3.27 Ownership of Parent Common Stock. In the last three years, neither the Company nor any of its Subsidiaries beneficially owns or owned, directly or indirectly, any shares of Parent Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Parent Common Stock. There are no voting trusts or other Contracts to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Parent or any of its Subsidiaries.

Section 3.28 Anti-Corruption; FCPA. In the last three years, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (a) violated or taken any action that would result in a violation of any of the Anti-Corruption Laws, or (b) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) used any funds of the Company or of its Subsidiaries for unlawful contributions, unlawful gifts or unlawful entertainment, or for other unlawful expenses, related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; (iii) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries; (iv) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries; (v) made any unlawful bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, in any form, to obtain favorable treatment in securing business, to obtain special concessions or to influence any act or decision of a foreign government official or other person; or (vi) engaged in or facilitated any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods or services to or for the benefit of, provided any payments or material assistance to, or otherwise engage in or facilitated any transactions with any Prohibited Person. Neither the Company nor any of its Subsidiaries (A) is, to the knowledge of the Company, under external or internal investigation for any material violation of any Anti-Corruption Laws, or (B) has received any written communication from any Governmental Authority regarding any material violation of, or failure to comply with, any Anti-Corruption Laws. Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and is Subsidiaries, taken as a whole, in the last three years, neither the Company nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement or omission or other potential violation or Liability arising under or relating to any Anti-Corruption Laws.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 8.14, except as (i) set forth in the corresponding sections of the disclosure letter delivered by Parent to the Company before the execution of this Agreement (the “Parent Disclosure Letter”), or (ii) disclosed in any of the Parent SEC Reports (excluding all disclosures in any “Risk Factors,” “Disclosure Regarding Forward Looking Statements” or “Quantitative and Qualitative Disclosures about Market Risk” sections to the extent such disclosures are prospective or forward-looking); provided, that nothing disclosed in the Parent SEC Reports shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section 4.6, Section 4.11(b), Section 4.25 and Section 4.26, Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

Section 4.1 Organization and Power. Each of Parent and its Subsidiaries is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization. Each of Parent and Parent’s Subsidiaries has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to have such requisite power or authority would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

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Section 4.2 Organizational Documents. Each of Parent and Merger Sub has made available to the Company true and complete copies of the articles or certificate of incorporation and bylaws of each of Parent and Merger Sub as in effect on the date of this Agreement (collectively, the “Parent Organizational Documents”), and (a) the Parent Organizational Documents are in full force and effect, and (b) each of Parent and Merger Sub is not in violation of any provision of their respective Parent Organizational Documents.

Section 4.3 Governmental Authorizations. Assuming that the representations and warranties of the Company contained in Section 3.4 are true and correct, the execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Transactions do not and will not require any Governmental Authorizations, other than: (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (b) the filing with the Securities and Exchange Commission (the “SEC”) of an Information Statement; (c) compliance with Nasdaq rules and regulations; and (d) such other Governmental Authorizations, where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Corporate Authorization.

(a) The Parent Board has unanimously (i) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, for Parent to enter into this Agreement and to consummate the Transactions, including the Parent Voting Matters, (b) approved and declared advisable this Agreement and authorized Parent’s execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Parent Voting Matters, (c) directed that this Agreement and the Parent Voting Matters be submitted to the stockholders of Parent for approval and/or adoption, as applicable, and (d) recommended, in accordance with NRS 92A.120, to the stockholders of Parent that they adopt this Agreement and approve the Parent Voting Matters. The Requisite Parent Vote of the stockholders of Parent is the only vote of the holders of stock of Parent necessary to adopt this Agreement and approve the Transactions, including the Parent Voting Matters. Assuming that the Requisite Parent Vote is received, the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the Transactions, including the Parent Voting Matters, have been duly and validly authorized by all necessary corporate action on the part of Parent. Once effective, the Parent Stockholder Written Consent would satisfy the Requisite Parent Vote (except with respect to the Parent Charter Amendment, which shall be satisfied by the Parent Charter Written Consent).

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(b) The board of directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub and Parent, as its sole stockholder, and declared it advisable, for Merger Sub to enter into this Agreement and to consummate the Transactions, (ii) approved and declared advisable this Agreement and authorized Merger Sub’s execution, delivery and performance of this Agreement and the consummation of the Transactions, (iii) directed that the adoption of this Agreement be submitted to a vote of Parent, as the sole stockholder of Merger Sub, and (iv) recommended to Parent, as the sole stockholder of Merger Sub, that it adopts this Agreement. The approval of Parent is the only vote of the holders of stock of Merger Sub necessary to adopt this Agreement and approve the Transactions. Assuming that the approval of Parent is received, the execution, delivery and performance of this Agreement by Merger Sub and the consummation by Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Merger Sub. Assuming effectiveness of the Merger Sub Stockholder Written Consent, such Merger Sub Stockholder Written Consent would satisfy the requisite vote of the holders of stock of Merger Sub.

(c) Each of Parent of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and, subject to the receipt of the Requisite Parent Vote and the fully executed Merger Sub Stockholder Written Consent, to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub other than, with respect to the Merger, the receipt of the Requisite Parent Vote (which will be received when the Parent Stockholder Written Consent and Parent Charter Written Consent has been executed and delivered by the stockholders or Parent), the receipt of the requisite vote of the holders of stock of Merger Sub (which will be received when the Merger Sub Stockholder Written Consent has been executed and delivered by Parent), and the filing of the Certificate of Merger as required by the DGCL. This Agreement constitutes a legal, valid and binding agreement of each of Parent and Merger Sub enforceable against each in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 4.5 Non-Contravention. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the Transactions do not and will not (a) contravene or conflict with, or result in any violation or breach of, any provision of (i) the Parent Organizational Documents, or (ii) the comparable organizational or governing documents of any of the Subsidiaries of Parent, (b) contravene or conflict with, or result in any material violation or breach of, any Law applicable to Parent or any of its Subsidiaries or by which any Parent Assets are bound, assuming that all Governmental Authorizations described in Section 4.3 have been obtained or made, (c) result in any violation, termination, acceleration of any material obligation, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) or require any notice or consent under, any Parent Material Contracts or Parent Real Property Leases to which Parent or any of its Subsidiaries is a party or by which any Parent Assets are bound, or (d) result in the creation of any Liens (other than Permitted Liens) upon any of the Parent Assets, except, in the case of clauses (a)(ii), (b), (c), and (d), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

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Section 4.6 Capitalization.

(a) Parent’s authorized capital stock consists solely of (i) 450,000,000 shares of Parent Common Stock, and (ii) 50,000,000 shares of Parent Preferred Stock. As of the date of this Agreement, (A) 15,531,297 shares of Parent Common Stock were issued and outstanding, (B) 20,000,000 shares of Parent Preferred Stock were issued and outstanding, (C) 1,455,000 Parent Stock Options to purchase shares of Parent Common Stock were issued and outstanding, (D) 1,440,000 shares of Parent Common Stock were reserved for issuance under the Parent Equity Plan, and (E) 59,770,114 shares of Parent Common Stock were committed for issuance upon any exercise of the Parent Warrants. Other than the foregoing, there are no other outstanding securities of Parent, restricted shares, restricted share units or other derivative instruments or securities exercisable or convertible into Parent Common Stock or Parent Preferred Stock. Merger Sub’s authorized capital stock consisted solely of 10,000 shares of common stock, par value $0.001 per share, of which 1,000 shares were issued and outstanding.

(b) Except as set forth in Section 4.6(b), or to the extent expressly permitted under Section 5.2 (including as required by applicable Law), (i) there are no shares of capital stock of Parent or Merger Sub, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights, or other similar rights, agreements or commitments (other than this Agreement) relating to the issuance or acquisition of capital stock to which Parent or any of its Subsidiaries is a party obligating Parent or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of Parent or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in Parent or any of its Subsidiaries or any other Person.

(c) All outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and are validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.

(d) Each outstanding share of capital stock or other equity interests of each Subsidiary of Parent is duly authorized, validly issued, fully paid and non-assessable, in each case, to the extent such concepts are applicable to such capital stock or other equity interests, and not subject to any pre-emptive rights.

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(e) Except as set forth in this Section 4.6, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock, Parent Preferred Stock or capital stock of any Subsidiary of Parent.

(f) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which Parent or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock of Parent or any of its Subsidiaries. There are no bonds, debentures, notes or other instruments of indebtedness of Parent or any of its Subsidiaries that entitle the holder of such instruments of indebtedness to vote together with shareholders of Parent or Merger Sub on any matters with respect to Parent, Merger Sub or any of Parent’s Subsidiaries.

(g) Section 4.6(g) of the Parent Disclosure Letter sets forth a true, complete and correct list of all Persons who hold Parent Stock Options, indicating, with respect to each such holder, the type of award granted, the number of shares of Parent Common Stock subject to such award, the exercise price, if applicable, date of grant and date of vesting, subject in each case to any exercise or forfeiture of any of the foregoing after the date of this Agreement each in accordance with their terms.

(h) Section 4.6(h) of the Parent Disclosure Letter sets forth a complete and accurate list of the name of the record and beneficial holder of each outstanding Parent Warrant, the number and class of Parent capital stock that each Parent Warrant has the right to purchase, and the exercise price of each Parent Warrant.

Section 4.7 Subsidiaries.

(a) Section 4.7(a) of the Parent Disclosure Letter sets forth a complete and accurate list of each Subsidiary of Parent. Parent has made available to the Company organizational documents of each Subsidiary of Parent. Merger Sub has no Subsidiaries.

(b) Each of the Subsidiaries of Parent is wholly owned by Parent, directly or indirectly, free and clear of any Liens (other than Permitted Liens). Neither Parent nor Merger Sub owns, directly or indirectly, any capital stock of, or any other securities convertible or exchangeable into or exercisable for capital stock of, any Person (other than as set forth on Section 4.7(a) of the Parent Disclosure Letter).

Section 4.8 SEC Filings and the Sarbanes-Oxley Act.

(a) Since November 12, 2024, Parent has filed with or furnished to the SEC (subject to extensions pursuant to Exchange Act Rule 12b-25) each report, statement, schedule, form, certification or other document (including exhibits and all other information incorporated therein) or filing required by applicable Law to be filed with or furnished by Parent to the SEC (the documents referred to in this Section 4.8(a), as they may have been supplemented, modified or amended since the initial filing date and together with all exhibits thereto and information incorporated by reference therein, the “Parent SEC Reports”). No Subsidiary of Parent is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification or other document with, or make any other filing with, or furnish any other material to, the SEC.

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(b) As of its filing date (or, if amended, supplemented, modified or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Parent SEC Report complied, and each such Parent SEC Report filed subsequent to the date of this Agreement and prior to the Effective Time will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder applicable to each such Parent SEC Report.

(c) As of its filing date (or, if amended, supplemented, modified or superseded by another filing prior to the date of this Agreement, on the date of such filing), each Parent SEC Report filed on or prior to the date hereof did not, and each such Parent SEC Report filed subsequent to the date of this Agreement and prior to the Effective Time will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Parent SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement, amendment or supplement became effective, did not, and each such Parent SEC Report filed subsequent to the date of this Agreement and prior to the Effective Time, as of the date such registration statement, amendment or supplement becomes effective, will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(d) As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letters received by Parent from the SEC with respect to the Parent SEC Reports, and (ii) to Parent’s Knowledge, none of the Parent SEC Reports is the subject of any ongoing review by the SEC.

(e) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and is Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)).

(f) With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q (and any amendments to such Form 10-K or 10-Q) included in the Parent SEC Reports, the chief executive officer and chief financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC (including certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act), and (i) the statements contained in any such certifications were complete and correct, and (ii) such certifications complied with the applicable provisions of the Sarbanes-Oxley Act, in each case, in all material respects as of their respective dates. As of the date of this Agreement, Parent has not received written notice from the SEC challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Parent SEC Reports filed prior to the date of this Agreement. Parent is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq and is in compliance in all material respects with all applicable provisions, rules, regulations and requirements of the Sarbanes-Oxley Act.

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Section 4.9 Financial Statements; Internal Controls.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its consolidated Subsidiaries included in the Parent SEC Reports (collectively, the “Parent Financial Statements”):

(i) complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC;

(ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes to those financial statements); and

(iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the absence of notes). Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed and reasonably effective to ensure that all information (both financial and non-financial) relating to Parent and its Subsidiaries required to be disclosed in Parent’s periodic reports under the Exchange Act is made known to Parent’s principal executive officer and its principal financial officer by others within Parent or any of its Subsidiaries, and such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and its principal financial officer to such information required to be included in Parent’s periodic reports required under the Exchange Act. Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed (A) to provide reasonable assurance (1) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (2) that transactions are executed only in accordance with the authorization of management, and (3) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets that could have a material effect on the financial statements, and (B) such that all material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. Since November 12, 2024, Parent has disclosed, based on the most recent evaluation of its principal executive officer and its principal financial officer prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board and made available to the Company prior to the date of this Agreement (x) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Parent’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information in any material respect, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls, in each case, if any. Since November 12, 2024, to the Knowledge of Parent, neither Parent nor any of its Subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its Subsidiaries or their respective internal accounting controls.

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(b) There are no off-balance sheet arrangements to which Parent or any of its Subsidiaries is a party of any type required to be disclosed in the Parent SEC Reports pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Parent SEC Reports.

Section 4.10 Undisclosed Liabilities. As of the date of this Agreement, except as set forth in Section 4.10 of the Parent Disclosure Letter, there are no Liabilities of Parent or any of its Subsidiaries that are required to be recorded or reflected on a balance sheet prepared in accordance with GAAP, other than:

(a) Liabilities reflected or reserved against in the consolidated balance sheet of Parent and its consolidated Subsidiaries as of the Balance Sheet Date or the footnotes thereto set forth in the Parent SEC Reports;

(b) Liabilities incurred since the Balance Sheet Date in the ordinary course of business (none of which is a Liability for tort, breach of contract or environmental liability);

(c) Liabilities incurred in connection with the Transactions or as permitted or contemplated expressly by this Agreement; and

(d) Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.11 Absence of Certain Changes. Except as otherwise expressly contemplated or required by this Agreement, or as set forth in Section 4.11 of the Parent Disclosure Letter, since the Balance Sheet Date to the date of this Agreement, (a) the business of Parent and each of its Subsidiaries has been conducted, in all material respects, in the ordinary course of business, (b) there has not been any Parent Material Adverse Effect and (c) there has not been or occurred any event, condition, action or effect that, if taken during this period, would constitute a breach of Section 5.2.

Section 4.12 Litigation. From the Balance Sheet Date through the date of this Agreement, (a) there are no Legal Actions pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries or any of its or their assets or properties that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, and (b) there are no Orders outstanding against or, to the Knowledge of Parent, investigation by any Governmental Authority of, Parent or any of its Subsidiaries or any of its or their respective assets or properties that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

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Section 4.13 Material Contracts.

(a) Section 4.13(a) of the Parent Disclosure Letter sets forth a list of each of the following Contracts to which, as of the date of this Agreement, Parent or any of its Subsidiaries is a party (each, a “Parent Material Contract”):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC as determined as of the date of this Agreement, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Parent;

(ii) any Contract with any director, officer or shareholder of Parent or any of its Subsidiaries that is required to be described under Item 404 of Regulation S-K of the SEC in the Parent SEC Reports;

(iii) each Contract (A) not to (or otherwise restricting or limiting the ability of Parent or any of its Subsidiaries to) compete in any line of business or geographic area, (B) to restrict the ability of Parent or any of its Subsidiaries to conduct business in any geographic area, or (C) that contains a “most favored nation” provision or that otherwise requires Parent or any of its Subsidiaries to conduct business with any Person on a preferential or exclusive basis, or that includes a price protection or rebate provision in favor of the counterparty to such Contract or any similar provision;

(iv) each Contract (other than any Parent Benefit Plan and ordinary course non-executive officer employment agreement) providing for or resulting in payments after the date of this Agreement by Parent or any of its Subsidiaries that exceeds $50,000;

(v) all Contracts granting to any Person an option or a first refusal, first offer or similar preferential right to purchase or acquire any material Parent Assets;

(vi) all material Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

(vii) all partnership, joint venture or other similar Contracts;

(viii) each (A) loan or credit agreement, indenture, mortgage, note or other Contract evidencing indebtedness for borrowed money of Parent or any of its Subsidiaries from a Third Party lender, (B) Contract pursuant to which any such indebtedness for borrowed money is guaranteed by Parent or any of its Subsidiaries, and (C) Contract relating to the creation of a Lien (other than Permitted Liens) with respect to any material Parent Asset;

(ix) each Contract that obligates Parent or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person (other than Parent or any of its Subsidiaries), except for (A) loans or advances for indemnification, attorneys’ fees, or travel and other business expenses in the ordinary course of business, and (B) extended payment terms for customers in the ordinary course of business;

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(x) any Contract for the disposition or acquisition by Parent or any of its Subsidiaries, with material obligations of Parent or any of its Subsidiaries (other than confidentiality obligations) remaining to be performed or material Liabilities of Parent or any of its Subsidiaries continuing after the date of this Agreement;

(xi) each Contract with a (A) Top Customer, and (B) Top Supplier (in each case, other than purchase orders entered into in the ordinary course of business);

(xii) any agreement restricting or limiting the payment of dividends or the making of distributions to stockholders, including intercompany dividends or distributions other than such restrictions or limitations that are required by applicable Law;

(xiii) each collective bargaining or other labor or works council agreement covering employees of Parent or any of its Subsidiaries;

(xiv) each lease, sublease or license involving real property or equipment pursuant to which Parent or any of its Subsidiaries is required to pay an annual base rental in excess of $50,000;

(xv) relates to the settlement (or proposed settlement) of any pending or threatened Legal Actions, other than any settlement that provides solely for the payment of less than $50,000 in cash (net of any amount covered by insurance or indemnification that is reasonably expected to be received by Parent or any of its Subsidiaries);

(xvi) each Contract (A) granting to Parent or any of its Subsidiaries a material license, covenant not to sue or other right under any Intellectual Property (excluding Contracts for Software or information technology services that are generally commercially available on non-discriminatory pricing terms), (B) granting to any third Person a license, covenant not to sue or other right under any Parent Intellectual Property (other than non-exclusive licenses granted to customers, vendors or service providers in the ordinary course of business in connection with the sale, distribution or use of products, goods or services, including licenses that, to Parent’s Knowledge, are merely implied or incidental to such sale, distribution or use), (C) materially restricting Parent’s or any of its Subsidiaries’ use or exploitation of any material Parent Intellectual Property, or (D) governing the development or ownership of Intellectual Property material to the businesses of Parent or any of its Subsidiaries (other than Contracts with employees, contractors or consultants entered into in the ordinary course of business); and

(xvii) to the extent not set forth in Section 4.13(a) of the Parent Disclosure Letter pursuant to another subsection of this Section 4.13(a), all material agreements with any Governmental Authority.

(b) A true and complete copy of each Parent Material Contract (including any amendments thereto) entered into prior to the date of this Agreement has been made available to the Company. Each Parent Material Contract is a valid and binding agreement of Parent or its applicable Subsidiary, except where the failure to be valid and binding would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) neither Parent or such Subsidiary nor, to the Knowledge of Parent, any other party thereto, is in breach of or default under any such Parent Material Contract, (ii) as of the date of this Agreement, there are no material disputes with respect to any such Parent Material Contract, and (iii) as of the date of this Agreement, no party under any Parent Material Contract has given written notice of its intent to terminate or otherwise seek a material amendment to such Parent Material Contract.

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Section 4.14 Benefit Plans.

(a) Section 4.14(a) of the Parent Disclosure Letter lists all material Parent Benefit Plans. For purposes of this Agreement a “Parent Benefit Plan” is, whether or not written, (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) any compensation, stock purchase, stock option, equity or equity-based compensation, severance, employment, consulting, change-of-control, bonus, incentive, deferred compensation and other employee benefit plan, agreement, program or policy, whether or not subject to ERISA, (iii) any plan, agreement, program or policy providing vacation benefits, insurance (including any self-insured arrangements), medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits), or (iv) any loan to or for the benefit of an officer of Parent or any of its Subsidiaries, in each case (A) under which any current or former director, officer, employee or independent contractor of Parent or any of its Subsidiaries has any right to benefits, or (B) which are maintained, sponsored or contributed to by Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries makes or is required to make contributions or with respect to which Parent or any of its Subsidiaries has any material Liability.

(b) With respect to each Parent Benefit Plan, if applicable, Parent has made available to Parent true and complete copies of (i) the plan document and any amendments thereto (and for any unwritten plan, a summary of the material terms), (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 (including all schedules) and tax return on Form 990, (iv) the most recent annual audited financial statements and opinion, (v) if the Parent Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the IRS, and (vi) any related trust or funding agreements or insurance policies.

(c) Neither Parent, nor any of its Subsidiaries nor any of their respective ERISA Affiliates maintains, sponsors, administers or contributes to (or is required to sponsor, maintain, administer or contribute to), or has within the preceding six years maintained, sponsored or contributed to, or has any Liability under or with respect to, (i) any employee benefit plan subject to Section 412 or Section 430 of the Code or Title IV of ERISA, (ii) any multiemployer plan (as defined in Section 3(37) of ERISA), or (iii) any multiple employer plan (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or that is or has been subject to Section 4063 or 4064 of ERISA. Neither Parent nor any of its Subsidiaries has any Liability as a result of any time being considered a single employer with any other Person under Section 414 of the Code.

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(d) Each Parent Benefit Plan is in compliance in all material respects with all applicable requirements of ERISA, the Code and other applicable Laws and has been administered in all material respects in accordance with its terms and such Laws. With respect to each Parent Benefit Plan that is intended to qualify under Section 401(a) of the Code (i) a favorable determination or opinion letter has been issued by the IRS with respect to such qualification, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and (iii) no event has occurred since the date of such qualification or exemption that would reasonably be expected to adversely affect such qualification or exemption.

(e) Neither Parent nor any of its Subsidiaries has any current or projected Liability with respect to, and no Parent Benefit Plan provides, health, medical, life insurance or death benefits to current or former employees or other individual service providers of Parent or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or other individual service providers or their dependents.

(f) The execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in combination with another event) (i) result in any payment from Parent or any of its Subsidiaries becoming due, or increase the amount of any compensation due, to any current or former employee, director or independent contractor of Parent or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Parent Benefit Plan, (iii) result in the acceleration of the time of payment, vesting of any compensation or benefits or forgiveness of indebtedness with respect to any current or former employee, director or independent contractor of Parent or any of its Subsidiaries, (iv) result in any funding, through a grantor trust or otherwise, of any compensation or benefits to any current or former employee, director or independent contractor of Parent or any of its Subsidiaries under any Parent Benefit Plan, or (v) cause any amount to fail to be deductible by reason of Section 280G of the Code or be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(g) Each Parent Benefit Plan is in compliance in all material respects with Section 409A of the Code. No Person is entitled to any gross-up, make-whole or other additional payment from Parent or any of its Subsidiaries in respect of any Tax (including taxes imposed under Section 4999 or 409A of the Code).

(h) There are no pending, or, to the Knowledge of Parent, threatened, material claims, investigations, audits or litigation against or involving any Parent Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries.

Section 4.15 Labor Relations.

(a) (i) No employee of Parent or any of its Subsidiaries is represented by a union and, to the Knowledge of Parent, no union organizing efforts are currently being conducted, (ii) neither Parent nor any of its Subsidiaries is a party to, and is not currently negotiating any entry into, any collective bargaining agreement or other labor Contract, and (iii) no strike, picket, work stoppage, work slowdown or other organized labor dispute exists in respect of Parent or any of its Subsidiaries.

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(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to Parent or its Subsidiaries, taken as a whole, each of Parent and its Subsidiaries is, and has been for the last three years, in compliance in all respects with all federal, state, local and foreign Laws regarding labor, employment and employment practices, including but not limited to all Laws relating to: (i) the hiring, promotion, assignment and termination of employees (including but not limited to timing and usage of employment applications, drug testing and pre-employment testing); (ii) discrimination; (iii) harassment; (iv) retaliation; (v) equal employment opportunities; (vi) disability; (vii) labor relations; (viii) wages and hours; (ix) the FLSA; (x) hours of work; (xi) payment of wages (including but not limited to the timing of payments, recordkeeping and reporting of wages to employees); (xii) immigration; (xiii) workers’ compensation; (xiv) employee benefits; (xv) background and credit checks; (xvi) working conditions; (xvii) occupational safety and health; (xviii) family and medical leave; (xix) classification of employees; (xx) unfair competition/noncompetition; and (xxi) any bargaining or other obligations under the National Labor Relations Act.

(c) Neither Parent nor any of its Subsidiaries has incurred any liability or obligation under the WARN Act or any similar state or local Law within the last six months that remains unsatisfied.

(d) In the last three years, (i) no allegations of sexual harassment, other sexual misconduct or race discrimination have been made against any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of Parent or any of its Subsidiaries through Parent’s anonymous employee hotline or any formal human resources communication channels at Parent or any of its Subsidiaries, and (ii) there are no Legal Actions against Parent or any of its Subsidiaries or, to Parent’s Knowledge, investigations pending or threatened related to any allegations of sexual harassment, other sexual misconduct or race discrimination by any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment, other sexual misconduct or race discrimination by any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of Parent or any of its Subsidiaries.

(e) There are no pending or, to Parent’s Knowledge, threatened Legal Actions against Parent or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employees or other individual service providers of Parent or any of its Subsidiaries, any current or former leased employee, intern, volunteer or “temp” of Parent or any of its Subsidiaries, or any person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Authority, alleging: (i) violation of any labor or employment Laws; (ii) breach of any collective bargaining agreement; (iii) breach of any express or implied contract of employment; (iv) wrongful termination of employment; or (v) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including before the Equal Employment Opportunity Commission.

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(f) All individuals who perform or have performed services for Parent or any of its Subsidiaries have been properly classified under applicable Law in all material respects (i) as employees or individual independent contractors, and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and state Law), and no such individual has been improperly included or excluded from any Parent Benefit Plan, and neither Parent nor any of its Subsidiaries has notice of any pending or, to Parent’s Knowledge, threatened inquiry or audit from any Governmental Authority concerning any such classifications.

Section 4.16 Taxes.

(a) (i) All income and other material Tax Returns required to be filed by or with respect to Parent and its Subsidiaries have been timely filed (taking into account all applicable extensions), and all such Tax Returns are true, complete and correct in all material respects, (ii) Parent and its Subsidiaries have fully and timely paid (or have had paid on their behalf) all material Taxes due and payable (whether or not shown to be due on any Tax Return) and have made adequate provision in accordance with GAAP for all material Taxes not yet due and payable in the most recent financial statements contained in the Parent SEC Reports, and (iii) Parent and its Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding and payment over to the appropriate Governmental Authority of all Taxes required to be withheld by Parent and its Subsidiaries.

(b) (i) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, any material Taxes due from Parent and its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending, (ii) no audit is pending or threatened in writing with respect to any material Taxes due from or with respect to Parent and its Subsidiaries, (iii) no claim in writing has been made by any Governmental Authority in a jurisdiction where Parent and its Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and (iv) all material deficiencies for Taxes asserted or assessed in writing against Parent or any of its Subsidiaries have been fully and timely paid or properly reflected under GAAP in the most recent financial statements contained in the Parent SEC Reports.

(c) There are no Liens for Taxes upon the assets or properties of Parent and its Subsidiaries, except for Permitted Liens.

(d) Neither Parent nor its Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Tax law).

(e) Parent has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code.

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(f) Neither Parent and its Subsidiaries has any liability for the Taxes of any Person (other than Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee, successor, by Contract (other than pursuant to any ordinary course Contract, the principal purpose of which does not relate to Taxes) or otherwise.

(g) Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting adopted prior to the Closing for a taxable period ending on or prior to the Closing Date, (ii) any intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state or local income Tax law), (iii) any installment sale or open transaction disposition made prior to the Closing, (iv) any item of deferred revenue, (v) any election under Section 965 of the Code, (vi) any prepaid amounts received prior to the Closing Date, or (vii) any Contract entered into with any Governmental Authority with respect to Taxes.

(h) Neither Parent nor Merger Sub is not aware of the existence of any fact, Contract, plan or other circumstance, or has taken or agreed to take any action, that would, or would reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.17 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a) Parent and its Subsidiaries comply and have complied with all applicable Environmental Laws;

(b) Parent and its Subsidiaries possess all Permits required under Environmental Laws necessary for their respective operations as currently conducted, and are in compliance with such Permits, which are, and through the Closing Date shall remain, in full force and effect;

(c) neither Parent nor any Subsidiary has received any notice or request for information from any Governmental Authority or other Third Party related to any actual or alleged Liability under Environmental Law, including any investigatory, remedial or corrective obligations or otherwise pertaining to Hazardous Substances;

(d) to the Knowledge of Parent, no condition exists on any Parent Real Property or property operated by Parent and its Subsidiaries or any other location, which has given rise to, or would reasonably be expected to give rise to, any Liability relating to environmental or Hazardous Substances matters or Environmental Laws; and

(e) to the Knowledge of Parent, the Transactions do not require notice to, or approval from, any Governmental Authority under any Environmental Law.

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Section 4.18 Intellectual Property.

(a) Each of Parent and its Subsidiaries owns, is licensed to use, pursuant to valid, enforceable and binding Contracts, or otherwise has the right to use all Intellectual Property used, held for use or necessary for the operation of the business of Parent and its Subsidiaries (collectively, the “Parent Intellectual Property”) free and clear of all Liens (other than Permitted Liens), except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Section 3.17(a) of the Parent Disclosure Letter sets forth a true and complete list of the following which are owned or purported to be owned by Parent or any of its Subsidiaries: (i) patents and patent applications; (ii) registered trademarks and applications therefor; (iii) registered copyrights and applications therefor; and (iv) domain name registrations ((i) - (iv), the “Parent Registered IP”). Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the Transactions does not and will not encumber, impair or extinguish any of the Parent Intellectual Property.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) none of the Parent Intellectual Property owned or purported to be owned by Parent or any of its Subsidiaries (“Parent Owned Intellectual Property”) (A) has been adjudged invalid or unenforceable in whole or in part, or (B) is the subject of any cancellation or reexamination proceeding or any other Legal Action challenging its ownership, use, registrability, validity and enforceability, and (ii) to the Knowledge of Parent, all Parent Registered IP is subsisting, in full force and effect, and, to the Knowledge of Parent, valid and enforceable, and all renewal fees and other maintenance fees have been paid. There exist no material contractual restrictions on the disclosure, use, license or transfer of any Parent Owned Intellectual Property.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) the conduct of the business of Parent and its Subsidiaries does not infringe upon, misappropriate or otherwise violate, and has not infringed upon, misappropriated, or otherwise violated, the Intellectual Property rights of any Third Party and (ii) no Legal Action is pending, asserted in writing, or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries alleging that the conduct of the business of Parent or any of its Subsidiaries infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any Third Party. To the Knowledge of Parent, no Person is infringing upon, misappropriating or otherwise violating, or has infringed upon, misappropriated, or otherwise violated, any Intellectual Property owned or purported to be owned by Parent or any of its Subsidiaries.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain and protect the confidentiality of all Parent Intellectual Property that is material to the business of Parent and its Subsidiaries and the value of which is contingent upon maintaining the confidentiality thereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, none of the Parent Owned Intellectual Property that is material to the business of Parent and its Subsidiaries and the value of which is contingent upon maintaining the confidentiality thereof, has been disclosed other than to Third Parties that are bound by customary, written confidentiality agreements entered into in the ordinary course of business and that are, to the Knowledge of Parent, valid and enforceable.

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(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, all Persons who have contributed, developed or conceived any Parent Owned Intellectual Property have done so pursuant to a valid and enforceable Contract (subject to enforceability exceptions for bankruptcy and insolvency and subject to principles of equity) that protects the confidential information of Parent and its Subsidiaries and assigns to Parent (or one of its Subsidiaries, as applicable) exclusive ownership of the Person’s contribution, development or conception, other than Intellectual Property excluded by Law or non-assignable moral rights.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and its Subsidiaries have sufficient rights to use all Software, including middleware, databases, and systems, information technology equipment, and associated documentation used or held for use in connection with the operation of the business of Parent and its Subsidiaries (the “Parent IT Assets”), (ii) in each case, the Parent IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and are sufficient or configurable to effectively perform all operations necessary for the current operation of the business of Parent and its Subsidiaries, and all Parent IT Assets are owned or licensed under valid licenses and operated by and are under the control of Parent and its Subsidiaries, (iii) the Parent IT Assets have not materially malfunctioned or failed in the last three years and, to the Knowledge of Parent, do not contain any viruses, bugs, faults or other devices or effects that (A) enable or assist any Person to access without authorization or disable or erase the Parent IT Assets, or (B) otherwise materially adversely affect the functionality of the Parent IT Assets, (iv) Parent and its Subsidiaries have taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of the business of Parent and its Subsidiaries and have in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities, (v) no Person has gained unauthorized access to any Parent IT Assets in the last three years, (vi) Parent and its Subsidiaries have maintained, continue to maintain, and caused their vendors to maintain, safeguards, security measures and procedures against the unauthorized access, disclosure, destruction, loss, or alteration of customer data or information (including any personal or device-specific information) in its possession or control that comply with any applicable contractual and legal requirements and meet industry standards, and (vii) Parent and its Subsidiaries have in place with the Third Party owners and operators of all data centers which provide services related to the business of Parent and its Subsidiaries written Contracts that ensure that such Third Parties adhere to and are in compliance with commercially reasonable standards and requirements.

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Section 4.19 Real Property; Personal Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and its Subsidiaries have good and marketable title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) used by the business of Parent and its Subsidiaries (the “Parent Real Property”), and (ii) the ownership of or leasehold interest in any Parent Real Property is not subject to any Lien (except in all cases for Permitted Liens). Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has leased, subleased, licensed, sublicensed or otherwise granted to any Person the right to use or occupy any Parent Real Property or any portion thereof, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Parent Real Property or any portion thereof or interest therein, and neither Parent nor any of its Subsidiaries is a party to any Contract to sell, transfer, or encumber any Parent Real Property.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each of the material leases, subleases and other agreements under which Parent or any of its Subsidiaries use or occupy or have the right to use or occupy, now or in the future, any material real property (the “Parent Real Property Leases”) is valid and binding (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles), and no termination event or condition or uncured default on the part of Parent or its Subsidiaries exists under any Parent Real Property Lease.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all Parent Assets, and (ii) none of Parent’s or any of its Subsidiaries’ ownership of or leasehold interest in any such Parent Assets is subject to any Liens (except in all cases for Permitted Liens).

Section 4.20 Permits; Compliance with Law.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each of Parent and its Subsidiaries is in possession of all material Permits necessary for each of Parent and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective business as it is now being conducted (collectively, the “Parent Permits”). Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, all such Parent Permits are in full force and effect and no suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, has been threatened in writing against Parent or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each of Parent and its Subsidiaries has at all times in the last three years been in compliance in all material respects with (i) all Laws applicable to Parent or such Subsidiary or by which any of the Parent Assets is bound, and (ii) all Laws applicable to, and the terms and conditions of, any Parent Permits.

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Section 4.21 Regulatory Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and its Subsidiaries currently conduct, and have at all times in the last three years, conducted their respective business in compliance with all Laws applicable to their respective operations, activities or services and any Orders to which they are a party or are subject, including any settlement Contracts or corporate integrity Contracts, (ii) except for routine matters arising in the ordinary course of business, none of Parent or any of its Subsidiaries has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority which alleges or asserts that Parent or any of its Subsidiaries has violated any Laws or which requires or seeks to adjust, modify or alter Parent’s or any of its Subsidiaries’ operations, activities, services or financial condition that has not been fully and finally resolved to the Governmental Authority’s satisfaction without further Liability to Parent and its Subsidiaries, and (iii) there are no restrictions imposed by any Governmental Authority upon Parent’s or any of its Subsidiaries’ business, activities or services which would restrict or prevent Parent or any of its Subsidiaries from operating as it currently operates.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries, and to the Knowledge of Parent, all of their respective directors, officers, agents and employees, are in compliance with, and Parent and each of its Subsidiaries have compliance programs including policies and procedures reasonably designed to cause Parent and its Subsidiaries and their respective directors, officers, agents and employees to be in compliance with, to the extent applicable, all Laws.

Section 4.22 Takeover Statutes. None of NRS 78.378-3793, inclusive, NRS 78.411-444, inclusive, or any other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in Parent Organizational Documents is applicable to Parent, the Parent Common Stock, the Merger or the Transactions. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar plan, device or arrangement to which Parent or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of Parent or any of its Subsidiaries.

Section 4.23 Transactions with Affiliates. Except as set forth in Section 4.23 of the Parent Disclosure Letter, there are no transactions or series of related transactions or Contracts, nor are there any currently proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries or any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent or more of the outstanding Parent Common Stock or Parent Preferred Stock (or any of such Person’s immediate family members or Affiliates) (other than a Subsidiary of Parent), on the other hand, of the type required to be reported in any Parent SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

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Section 4.24 Insurance. Parent and its Subsidiaries are covered by valid and currently effective insurance policies and all premiums payable under such policies have been duly paid to date. As of the date of this Agreement, none of Parent or any of its Subsidiaries have received any written notice of default or cancellation of any such policy. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by or on behalf of Parent or any of its Subsidiaries (“Parent Insurance Policies”) provide adequate coverage for all normal risks incident to the business of Parent and its Subsidiaries and their respective properties and assets, except for any such failures to maintain Parent Insurance Policies that, individually or in the aggregate, are not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.25 Opinion of Financial Advisor. The Parent Board has received the opinion of ValueScope, LLC (the “Parent Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the various assumptions, limitations, qualifications and other factors set forth in such opinion, the Exchange Ratio is fair, from a financial point of view, to Parent. Parent will make available to the Company a copy of such opinion as soon as practicable following the execution of this Agreement for information purposes only; it being understood and agreed that such opinion is solely for the benefit of the Parent Board and may not be relied upon by the Company.

Section 4.26 Brokers. Except for the Parent Financial Advisor and in connection with the Parent Financing, no broker, finder, adviser or investment banker is entitled to any brokerage, success, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.27 Information Supplied. The information supplied or to be supplied by Parent for inclusion in the Information Statement or the Form S-4 will not, at the time the Form S-4 (and any amendment or supplement thereto) and the Information Statement, respectively, are filed with the SEC, is amended or supplemented or is declared effective or on the date that the Information Statement is first mailed to the stockholders of Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company in writing expressly for inclusion or incorporation by reference therein.

Section 4.28 Vote Required. The Requisite Parent Vote is the only vote of the holders of any class or series of Parent’s capital stock necessary under applicable Law and Parent Organizational Documents to approve the Transactions, which Requisite Parent Vote is capable of, under applicable Law and Parent Organizational Documents, being, and can be, obtained by delivery of the Parent Stockholder Written Consent following the execution and delivery of this Agreement.

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Section 4.29 Ownership of Company Common Stock. Since November 12, 2024, neither Parent nor any of its Subsidiaries beneficially owns or owned, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. There are no voting trusts or other Contracts to which Parent nor any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.30 Anti-Corruption; FCPA. In the last three years, neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (a) violated or taken any action that would result in a violation of any of the Anti-Corruption Laws, or (b) except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect: (i) used any funds of Parent or of its Subsidiaries for unlawful contributions, unlawful gifts or unlawful entertainment, or for other unlawful expenses, related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries; (iii) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries; (iv) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries; (v) made any unlawful bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, in any form, to obtain favorable treatment in securing business, to obtain special concessions or to influence any act or decision of a foreign government official or other person; or (vi) engaged in or facilitated any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods or services to or for the benefit of, provided any payments or material assistance to, or otherwise engage in or facilitated any transactions with any Prohibited Person. Neither Parent nor any of its Subsidiaries (A) is, to the knowledge of Parent, under external or internal investigation for any material violation of any Anti-Corruption Laws, or (B) has received any written communication from any Governmental Authority regarding any material violation of, or failure to comply with, any Anti-Corruption Laws. Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to Parent and its Subsidiaries, taken as a whole, in the last three years, neither Parent nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement or omission or other potential violation or Liability arising under or relating to any Anti-Corruption Laws.

Section 4.31 Merger Sub. All outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and nonassessable. Parent owns all of the outstanding shares of capital stock of Merger Sub, free and clear of (a) all Liens, and (b) any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except, in the case of the foregoing clauses (a) and (b), as imposed by this Agreement or applicable securities Laws or as would not have a Parent Material Adverse Effect and would not prevent or materially delay the consummation of the Transactions. Merger Sub has been incorporated solely for the purposes of merging with and into the Company and taking action incident to the Merger and this Agreement. Merger Sub has no assets, liabilities or obligations and has not, since the date of its formation, carried on any business or conducted any operations, except, in each case, as arising from the preparation and execution of this Agreement, the performance of its covenants and agreements hereunder and matters ancillary thereto.

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Article V

COVENANTS

Section 5.1 Conduct of Business of the Company. From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, except as expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter or as required by Law or a Governmental Authority, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to (x) conduct its operations only in the ordinary course of business, and (y) maintain and preserve intact its business organization, to retain the services of its current officers and key employees (it being understood that no material increases in any compensation, including any incentive, retention or similar compensation shall be required in respect thereof except to the extent such increase is required in the ordinary course of business and is permitted by this Section 5.1) and to preserve the good will of its material customers, suppliers, agents, employees and other Persons with whom it has material business relationships. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter or required by applicable Law or a Governmental Authority, from and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, the Company shall not, and shall not permit any of its Subsidiaries to, take any of the following actions, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed:

(a) Organizational Documents. Amend any of the Company Organizational Documents or any of the comparable organizational documents of any of the Company’s Subsidiaries (including partnership agreements and limited liability company agreements);

(b) Dividends. Make, declare or pay any dividend or distribution on any shares of its capital stock or enter into any Contract restricting or limiting the ability of the Surviving Company or any of its Subsidiaries to make any payment of dividends or to make any distributions to its stockholders, other than (i) dividends and distributions by wholly owned Subsidiaries of the Company in the ordinary course of business, and (ii) such restrictions or limitations required by applicable Law;

(c) Capital Stock. (i) Adjust, split, combine or reclassify its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than as may be required by the Company Organizational Documents or the organizational documents of its Subsidiaries or pursuant to the terms of the Company Equity Plan), (iii) issue, deliver or sell any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such securities (other than pursuant to Company PIPE or the vesting or settlement of Company Stock Options outstanding as of the date of this Agreement and grants of Company Stock Options under the Company Equity Plan in the Company’s sole discretion or in agreements permitted by Section 5.1(e)), or (iv) enter into any Contract with respect to the sale, voting, registration or repurchase of its capital stock;

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(d) Indebtedness; Guarantees. Incur, assume or guarantee any indebtedness for borrowed money in excess of $250,000, other than pursuant to any indebtedness instrument outstanding as of the date of this Agreement and made available to Parent or in connection with interest rate hedges on terms in the ordinary course of business;

(e) Compensation and Benefits. (i) Materially increase the compensation or benefits payable or to become payable to any current or former employee or any directors or officers (other than in the ordinary course of business and except as required by Law or any Company Benefit Plan or Contracts as in effect on the day hereof), (ii) grant any severance or termination pay to any employee of the Company or its Subsidiaries or any directors or officers other than as mandated by contract or pursuant to the Company’s policies or Contract, in either case as in effect prior to the date of this Agreement, (iii) renew or enter into or amend any new employment, severance or consulting agreement with any employee of the Company or its Subsidiaries or any directors or officers, advisors or consultants, other than any new employment or severance or consulting agreement with any employee, consultant or advisor of the Company or its Subsidiaries whose total cash compensation (if annualized) would not exceed $350,000, (iv) establish, adopt, enter into, materially amend or terminate any Company Benefit Plan or any employee benefit plan, agreement, policy or program that, if in effect on the date of this Agreement, would be a Company Benefit Plan, (v) enter into any collective bargaining agreement or other agreement with any labor organization, works council, trade union, labor association or other employee representative, (vi) implement any facility closings or employee layoffs that do not comply with the WARN Act or implement any employee layoffs or reductions in force in violation of the WARN Act, or (vii) take any action to accelerate the vesting, payment, or funding of any compensation or benefits to any current or former employee or any directors or officers, except, in each case, (A) to the extent required by applicable Law, this Agreement or any Company Benefit Plan in effect on the date of this Agreement that has been made available to Parent as of the date hereof, or (B) other than in respect of clause (vii) immediately above, to comply with Section 409A of the Code and guidance applicable thereunder;

(f) Tax. Materially amend any material Tax Return, make, change or revoke any entity classification or other material Tax election (other than making any elections in connection with filing Tax Returns in the ordinary course of business), change an annual accounting period for Tax purposes, change or adopt any material accounting method with respect to Taxes, file any material amendment with respect to any material Tax Return, enter into any material closing agreement with any Governmental Authority with respect to a material amount of Taxes, settle or compromise any proceeding with respect to any material Tax claim or assessment relating to the Company or its Subsidiaries for an amount that materially exceeds the amount disclosed, reflected or reserved against in the Company Financial Statements, surrender any right to claim a refund of material amount of Taxes, or consent to or request any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

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(g) Acquisitions. Acquire, or authorize, recommend, propose or announce an intention to acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business, any material assets or properties, or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof;

(h) Accounting. Materially change its accounting policies or procedures or any of its methods of reporting income, deductions or other items for material accounting purposes or revalue any of its material assets other than as required by changes in GAAP or applicable Law after the date hereof;

(i) Dispositions. Sell, lease, license, transfer, pledge, encumber (other than Permitted Liens), grant or dispose of any Company Assets, including any Intellectual Property rights and the capital stock of Subsidiaries of the Company, that are material to the Company and its Subsidiaries, taken as a whole, other than (A) in connection with products or services offered or provided in the ordinary course of business, (B) the disposition of used, obsolete or excess equipment in the ordinary course of business, or (C) expirations of Registered IP in accordance with the applicable statutory term, grants of non-exclusive licenses of Company Owned Intellectual Property, or dispositions of non-material Company Owned Intellectual Property, in each case in the ordinary course of business;

(j) Contracts. Except as permitted by other subsections of this Section 5.1, (i) enter into any Contract which if in effect as of the date of this Agreement would be a Company Material Contract or Company Real Property Lease, other than in the ordinary course of business (unless such Contract would otherwise be prohibited under another subsection of this Section 5.1), (ii) enter into any Contract that would limit or otherwise restrict the Company or any of its Subsidiaries or any of their successors, or that would, after the Effective Time, limit or otherwise restrict the Company or any of its Subsidiaries or any of their successors, in each case from engaging or competing in any line of business or in any geographic area in any material respect, or (iii) terminate, cancel or request any material change in or waive any material rights under any Company Material Contract or Company Real Property Lease, other than the expiration of any Company Material Contract or Company Real Property Lease in accordance with its terms in the ordinary course of business (unless such action would otherwise be prohibited under another subsection of this Section 5.1), or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any Third Parties;

(k) WARN Act. Implement or announce a plant closing, mass layoff or any other action which would trigger the notice requirements of the WARN Act;

(l) Legal Actions. Commence, initiate, waive, release, assign, settle or compromise any Legal Action, or enter into any settlement agreement or other understanding or agreement with any Governmental Authority (other than in the case of this clause, entry into commercial agreements not relating to a dispute with such Governmental Authority in the ordinary course of business), relating to the Company or any of its Subsidiaries, other than any such waiver, release, assignment, settlement or compromise with a Person that is not a Governmental Authority that is limited only to the payment of money or other form of value that, collectively in respect of such waiver, release, assignment, settlement or compromise, is not in excess of $100,000 individually or $500,000 in the aggregate;

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(m) Loans. Make any loans, advances or capital contributions to (other than business advances in the ordinary course of business), or investments in, any other Person (including any of its executive officers, directors, employees, agents or consultants), other than (i) by the Company or a wholly-owned Subsidiary of the Company to, or in, the Company or any of its wholly-owned Subsidiaries, or (ii) make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons;

(n) Affiliate Transactions. Enter into or amend any arrangement or Contract with any Affiliate, director, officer or stockholder of the Company that would reasonably be expected to materially delay or prevent the consummation of the Transactions;

(o) Inhibiting Transactions. Take any action that would reasonably be expected to result in any of the conditions to the Transactions set forth in Article VI of this Agreement not being satisfied or satisfaction of those conditions being materially delayed; or

(p) Related Actions. Agree in writing or otherwise enter into a binding agreement to do any of the foregoing.

Parent acknowledges and agrees that nothing contained herein is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time and prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’’ respective operations.

Section 5.2 Conduct of Business of Parent. From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, except as expressly contemplated by this Agreement, as set forth in Section 5.2 of the Parent Disclosure Letter or as required by Law or a Governmental Authority, without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, Parent shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to (x) conduct its operations only in the ordinary course of business, and (y) maintain and preserve intact its business organization, to retain the services of its current officers and key employees (it being understood that no material increases in any compensation, including any incentive, retention or similar compensation shall be required in respect thereof except to the extent such increase is required in the ordinary course of business and is permitted by this Section 5.2) and to preserve the good will of its material customers, suppliers, agents, employees and other Persons with whom it has material business relationships. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.2 of the Parent Disclosure Letter or required by applicable Law or a Governmental Authority, from and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, Parent shall not, and shall not permit any of its Subsidiaries to, take any of the following actions, without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed:

(a) Organizational Documents. Amend any of the Parent Organizational Documents or any of the comparable organizational documents of any of Parent’s Subsidiaries (including partnership agreements and limited liability company agreements);

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(b) Dividends. Make, declare or pay any dividend or distribution on any shares of its capital stock or enter into any Contract restricting or limiting the ability of Parent or any of its Subsidiaries to make any payment of dividends or to make any distributions to its stockholders, other than (i) dividends and distributions by wholly owned Subsidiaries of the Company in the ordinary course of business, and (ii) such restrictions or limitations required by applicable Law;

(c) Capital Stock. (i) Adjust, split, combine or reclassify its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than as may be required by the Parent Organizational Documents or the organizational documents of its Subsidiaries or pursuant to the terms of the Parent Equity Plan), (iii) issue, deliver or sell any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such securities (other than pursuant to the vesting or settlement of Parent Stock Options outstanding as of the date of this Agreement and grants of Parent Stock Options under the Parent Equity Plan in Parent’s sole discretion, or in agreements permitted by Section 5.2(e)) or (iv) enter into any Contract with respect to the sale, voting, registration or repurchase of its capital stock;

(d) Indebtedness; Guarantees. Incur, assume or guarantee any indebtedness for borrowed money in excess of $250,000, other than pursuant to any indebtedness instrument outstanding as of the date of this Agreement and made available to the Company or in connection with interest rate hedges on terms in the ordinary course of business;

(e) Compensation and Benefits. (i) Materially increase the compensation or benefits payable or to become payable to any current or former employee or any directors or officers (other than in the ordinary course of business and except as required by Law or any Parent Benefit Plan or Contracts as in effect on the day hereof), (ii) grant any severance or termination pay to any employee of Parent or its Subsidiaries or any directors or officers other than as mandated by contract or pursuant to Parent’s policies or Contract, in either case as in effect prior to the date of this Agreement, (iii) renew or enter into or amend any new employment, severance or consulting agreement with any employee of Parent or its Subsidiaries or any directors or officers, advisors or consultants, other than any new employment, severance or consulting agreement with any employee, advisor, consultant of Parent or its Subsidiaries whose total cash compensation (if annualized) would not exceed $350,000, (iv) establish, adopt, enter into, materially amend or terminate any Parent Benefit Plan or any employee benefit plan, agreement, policy or program that, if in effect on the date of this Agreement, would be a Parent Benefit Plan, (v) enter into any collective bargaining agreement or other agreement with any labor organization, works council, trade union, labor association or other employee representative, (vi) implement any facility closings or employee layoffs that do not comply with the WARN Act or implement any employee layoffs or reductions in force in violation of the WARN Act, or (vii) take any action to accelerate the vesting, payment, or funding of any compensation or benefits to any current or former employee or any directors or officers, except, in each case, (A) to the extent required by applicable Law, this Agreement or any Parent Benefit Plan in effect on the date of this Agreement that has been made available to the Company as of the date hereof, or (B) other than in respect of clause (vii) immediately above, to comply with Section 409A of the Code and guidance applicable thereunder;

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(f) Tax. Materially amend any material Tax Return, make, change or revoke any entity classification or other material Tax election (other than making any elections in connection with filing Tax Returns in the ordinary course of business), change an annual accounting period for Tax purposes, change or adopt any material accounting method with respect to Taxes, file any material amendment with respect to any material Tax Return, enter into any material closing agreement with any Governmental Authority with respect to a material amount of Taxes, settle or compromise any proceeding with respect to any material Tax claim or assessment relating to Parent or its Subsidiaries for an amount that materially exceeds the amount disclosed, reflected or reserved against in the Parent Financial Statements, surrender any right to claim a refund of material amount of Taxes, or consent to or request any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to Parent or its Subsidiaries;

(g) Acquisitions. Acquire, or authorize, recommend, propose or announce an intention to acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business, any material assets or properties, or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof;

(h) Accounting. Materially change its accounting policies or procedures or any of its methods of reporting income, deductions or other items for material accounting purposes or revalue any of its material assets other than as required by changes in GAAP or applicable Law after the date hereof;

(i) Dispositions. Sell, lease, license, transfer, pledge, encumber (other than Permitted Liens), grant or dispose of any Parent Assets, including any Intellectual Property rights and the capital stock of Subsidiaries of Parent, that are material to Parent and its Subsidiaries, taken as a whole, other than (A) in connection with products or services offered or provided in the ordinary course of business, (B) the disposition of used, obsolete or excess equipment in the ordinary course of business, or (C) expirations of Registered IP in accordance with the applicable statutory term, grants of non-exclusive licenses of Parent Owned Intellectual Property, or dispositions of non-material Parent Owned Intellectual Property, in each case in the ordinary course of business;

(j) Contracts. Except as permitted by other subsections of this Section 5.2, (i) enter into any Contract which if in effect as of the date of this Agreement would be a Parent Material Contract or Parent Real Property Lease, other than in the ordinary course of business (unless such Contract would otherwise be prohibited under another subsection of this Section 5.2), (ii) enter into any Contract that would limit or otherwise restrict Parent or any of its Subsidiaries or any of their successors, or that would, after the Effective Time, limit or otherwise restrict Parent or any of its Subsidiaries or any of their successors, in each case from engaging or competing in any line of business or in any geographic area in any material respect, or (iii) terminate, cancel or request any material change in or waive any material rights under any Parent Material Contract or Parent Real Property Lease, other than the expiration of any Parent Material Contract or Parent Real Property Lease in accordance with its terms in the ordinary course of business (unless such action would otherwise be prohibited under another subsection of this Section 5.2), or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any Third Parties;

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(k) WARN Act. Implement or announce a plant closing, mass layoff or any other action which would trigger the notice requirements of the WARN Act;

(l) Legal Actions. Commence, initiate, waive, release, assign, settle or compromise any Legal Action, or enter into any settlement agreement or other understanding or agreement with any Governmental Authority (other than in the case of this clause, entry into commercial agreements not relating to a dispute with such Governmental Authority in the ordinary course of business), relating to Parent or any of its Subsidiaries, other than any such waiver, release, assignment, settlement or compromise with a Person that is not a Governmental Authority that is limited only to the payment of money or other form of value that, collectively in respect of such waiver, release, assignment, settlement or compromise, is not in excess of $100,000 individually or $500,000 in the aggregate;

(m) Loans. Make any loans, advances or capital contributions to (other than business advances in the ordinary course of business), or investments in, any other Person (including any of its executive officers, directors, employees, agents or consultants), other than (i) by Parent or a wholly-owned Subsidiary of Parent to, or in, Parent or any of its wholly-owned Subsidiaries, or (ii) make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons;

(n) Affiliate Transactions. Enter into or amend any arrangement or Contract with any Affiliate, director, officer or stockholder of Parent that would reasonably be expected to materially delay or prevent the consummation of the Transactions or that would be required to be described under Item 404 of Regulation S-K of the SEC;

(o) Inhibiting Transactions. Take any action that would reasonably be expected to result in any of the conditions to the Transactions set forth in Article VI of this Agreement not being satisfied or satisfaction of those conditions being materially delayed; or

(p) Related Actions. Agree in writing or otherwise enter into a binding agreement to do any of the foregoing.

The Company acknowledges and agrees that nothing contained herein is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time and prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

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Section 5.3 Access to Information; Confidentiality

(a) The Company shall, and shall cause its Subsidiaries to, (i) provide to Parent and its Representatives access at reasonable times upon prior notice to the officers, employees, properties, books and records of the Company and its Subsidiaries, and (ii) furnish promptly such information concerning the Company and its Subsidiaries as Parent or its Representatives may reasonably request. Parent shall, and shall cause its Subsidiaries to, (A) provide to the Company and its Representatives access at reasonable times upon reasonable advance prior notice to the officers, employees, properties, books and records of Parent and its Subsidiaries, and (B) furnish promptly such information concerning Parent and its Subsidiaries as the Company or its Representatives may reasonably request. Notwithstanding the foregoing, neither Parent nor the Company shall be required to provide such access if it reasonably determines that it would (1) materially disrupt or impair the business or operations of Parent or the Company, as applicable, or any of its respective Subsidiaries, (2) cause a violation of any Company Material Contract or Parent Material Contract, (3) constitute a violation of any applicable Law or any Contract (provided that the Company or Parent, as applicable, shall use its reasonable best efforts to provide such cooperation in a manner that would not be prohibited or restricted under applicable Law or any Contract), or (4) cause a material risk of disclosure of any information that in the reasonable judgment of Parent or the Company, as applicable, would result in the disclosure of any trade secrets of Third Parties. Nothing herein shall require the Company or Parent or any of their respective Subsidiaries to disclose information to the extent such information would result in a waiver of attorney-client privilege, work product doctrine or similar privilege or violate any confidentiality obligation of such Party existing as of the date of this Agreement (provided that such Party shall use reasonable best efforts to permit such disclosure to be made in a manner consistent with the protection of such privilege or to obtain any consent required to permit such disclosure to be made without violation of such confidentiality obligations, as applicable).

(b) Parent and the Company shall comply with, and shall use their reasonable best efforts to cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, with respect to the information disclosed under this Section 5.3.

Section 5.4 No Solicitation.

(a) No Solicitation of Acquisition Proposals by the Company. From and following the execution and delivery of the Parent Stockholder Written Consent, the Company will not, and the Company will cause each of its Affiliates and its and their respective Representatives not to, directly or indirectly:

(i)  solicit, initiate or knowingly encourage or facilitate any inquiries regarding, or the submission or announcement of, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, any Company Acquisition Proposal;

(ii) furnish any information regarding the Company or any Subsidiary of the Company in connection with, for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, a Company Acquisition Proposal;

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(iii)   engage in or otherwise participate in any discussions or negotiations with any Person with respect to any Company Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to any Company Acquisition Proposal; or

(iv) approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to any Company Acquisition Proposal.

(b)  Subject to Section 5.4(a), if the Company or an Affiliate thereof receives a Company Acquisition Proposal or an inquiry or request for information with respect to a Company Acquisition Proposal or that is reasonably likely to lead to a Company Acquisition Proposal, then the Company and/or such Affiliate shall promptly (and in no event later than 24 hours after receipt of such Company Acquisition Proposal or request) notify Parent in writing of such Company Acquisition Proposal or request (which notification shall include the identity of the Person making or submitting such request or Company Acquisition Proposal and a copy of any such written request or proposal (or, if not in writing, the material terms and conditions thereof)), and shall, in accordance with Section 5.4(a), not engage with the Person making such Company Acquisition Proposal or their Representatives. Thereafter, the Company and/or such Affiliate shall keep Parent reasonably informed, on a current basis (and, in any event, within 24 hours), of the status of such Company Acquisition Proposal or request, including any material change to the terms of such Company Acquisition Proposal.

(c) Promptly following the execution and delivery of this Agreement, the Company shall, and shall cause each of its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person relating to any Company Acquisition Proposal made prior to the date of this Agreement, including by terminating access of any Third Party (other than Parent and its Representatives) to any electronic data room or similar platform granted in connection with any Company Acquisition Proposal.

(d)  ”Company Acquisition Proposal” shall mean any inquiry, offer, indication of interest or proposal (other than an offer or proposal made or submitted by or on behalf of Parent or any of its Subsidiaries) contemplating or otherwise relating to any of the following transactions (in each case, solely so long as such transaction would reasonably be expected to prevent or materially delay the Closing or would otherwise be prohibited by Section 5.1): (i) any merger, consolidation, amalgamation, share exchange, business combination, reorganization, tender offer, exchange offer or other similar transaction involving the Company; (ii) any acquisition or transaction (A) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 25% or more of the outstanding voting power of the Company, or (B) in which the Company issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 25% or more of the outstanding voting power of the Company; (iii) any sale, lease, exchange, transfer, exclusive license, exclusive sublicense, acquisition or disposition of 25% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or of any business or businesses (or the assets of any business or businesses) that constitute or account for 25% or more of the net revenues or net income of the Company and its Subsidiaries, taken as a whole; (iv) any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquiring beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for such securities) representing 25% or more of the outstanding voting power of the Company or any of its Subsidiaries; or (v) any combination of the foregoing types of transaction if the sum of the percentage of the voting power of the Company is 25% or more or the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, involved are 25% or more.

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(e) No Solicitation of Acquisition Proposals by Parent. From and following the execution and delivery of the Company Stockholder Written Consent, Parent will not, and Parent will cause each of its Affiliates and its and their respective Representatives not to, directly or indirectly:

(i) solicit, initiate or knowingly encourage or facilitate any inquiries regarding, or the submission or announcement of, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, any Parent Acquisition Proposal;

(ii) furnish any information regarding Parent or any Subsidiary of Parent in connection with, for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, a Parent Acquisition Proposal;

(iii) engage in or otherwise participate in any discussions or negotiations with any Person with respect to any Parent Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to any Parent Acquisition Proposal; or

(iv) approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to any Parent Acquisition Proposal.

(f)  Subject to Section 5.4(e), if Parent or an Affiliate thereof receives a Parent Acquisition Proposal or an inquiry or request for information with respect to a Parent Acquisition Proposal or that is reasonably likely to lead to a Parent Acquisition Proposal, then Parent and/or such Affiliate shall promptly (and in no event later than 24 hours after receipt of such Parent Acquisition Proposal or request) notify the Company in writing of such Parent Acquisition Proposal or request (which notification shall include the identity of the Person making or submitting such request or Parent Acquisition Proposal and a copy of any such written request or proposal (or, if not in writing, the material terms and conditions thereof)), and shall, in accordance with Section 5.4(e), not engage with the Person making such Parent Acquisition Proposal or their Representatives. Thereafter, Parent and/or such Affiliate shall keep the Company reasonably informed, on a current basis (and, in any event, within 24 hours), of the status of such Parent Acquisition Proposal or request, including any material change to the terms of such Parent Acquisition Proposal.

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(g)  Promptly following the execution and delivery of this Agreement, Parent shall, and shall cause each of its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person relating to any Parent Acquisition Proposal made prior to the date of this Agreement, including by terminating access of any Third Party (other than the Company and its Representatives) to any electronic data room or similar platform granted in connection with any Parent Acquisition Proposal.

(h) “Parent Acquisition Proposal” shall mean any inquiry, offer, indication of interest or proposal (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Subsidiaries) contemplating or otherwise relating to any of the following transactions (in each case, solely so long as such transaction would reasonably be expected to prevent or materially delay the Closing or would otherwise be prohibited by Section 5.2): (i) any merger, consolidation, amalgamation, share exchange, business combination, reorganization, tender offer, exchange offer or other similar transaction involving Parent; (ii) any acquisition or transaction (A) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 25% or more of the outstanding voting power of Parent, or (B) in which Parent issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 25% or more of the outstanding voting power of Parent; (iii) any sale, lease, exchange, transfer, exclusive license, exclusive sublicense, acquisition or disposition of 25% or more of the consolidated assets of Parent and its Subsidiaries, taken as a whole, or of any business or businesses (or the assets of any business or businesses) that constitute or account for 25% or more of the net revenues or net income of Parent and its Subsidiaries, taken as a whole; (iv) any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquiring beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for such securities) representing 25% or more of the outstanding voting power of Parent or any of its Subsidiaries; or (v) any combination of the foregoing types of transaction if the sum of the percentage of the voting power of Parent is 25% or more or the net revenues, net income or assets of Parent and its Subsidiaries, taken as a whole, involved are 25% or more.

Section 5.5 Parent and Company Stockholder Approval; Parent Information Statement.

(a) In accordance with applicable Laws, including the NRS, and the Parent Organizational Documents, in lieu of calling a meeting of the stockholders of Parent, Parent shall (i) obtain the Requisite Parent Vote approving and adopting this Agreement and the Parent Voting Matters by the execution of the Parent Stockholder Written Consent and Parent Charter Written Consent promptly following the entry into this Agreement, and (ii) provide the Company a copy of the (A) Parent Stockholder Written Consent within one day after execution and delivery of this Agreement and (B) Parent Charter Written Consent promptly following the entry into this Agreement and prior to the filing of the Information Statement.

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(b) In accordance with applicable Laws, including the DGCL, and the Company Organizational Documents, in lieu of calling a meeting of the Company Stockholders, the Company shall obtain (i) the Requisite Company Vote approving and adopting this Agreement and the Merger by the execution of the Company Stockholder Written Consent promptly following the entry into this Agreement, and (ii) provide Parent a copy of the Company Stockholder Written Consent within one day after execution and delivery of this Agreement.

(c) Promptly following receipt of the Company Stockholder Written Consent, the Company shall prepare and give notice of the taking of action by consent pursuant to the Company Stockholder Written Consent to those stockholders of the Company as of the record date for the action by consent taken by the Company Stockholder Written Consent who have not consented and who would have been entitled to notice of the meeting if such action had been taken at a meeting and the record date for the notice of the meeting were the record date for such action (the “Company Stockholder Notice”), which Company Stockholder Notice shall: (i) contain a statement to the effect that the Company Board adopted resolutions setting forth the Company Board Approvals; (ii) provide the Company Stockholders to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Transactions in accordance with Section 228(e) of the DGCL and the certificate of incorporation and bylaws of the Company; and (iii) include a description of the appraisal rights of the Company Stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law.

(d) As promptly as reasonably practicable after the date of this Agreement, (i) Parent shall prepare and file with the SEC a joint information statement/prospectus of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act concerning the Parent Stockholder Written Consent, the Parent Charter Written Consent and the Parent Voting Matters and the notice of action by written consent required by Section 78.320 of the NRS (as amended or supplemented from time to time and together with all exhibits and attachments thereto, the “Information Statement”), and (ii) Parent shall prepare and cause to be filed with the SEC a registration statement on Form S-4 in connection with the issuance of shares of Parent Common Stock to the Company Stockholders in connection with the Merger, as such registration statement may be amended prior to the time it is declared effective by the SEC, which registration statement shall contain the Information Statement (the “Form S-4”), in which the Information Statement will be included as a prospectus, in each case, in preliminary form.

(e) Parent shall provide the Company with a draft of the Form S-4 (and any amendment or supplement thereto) prior to filing with the SEC. Parent shall: (i) cause the Form S-4 to comply with all applicable Law; (ii) promptly notify the Company of, cooperate with the Company with respect to and respond promptly to any comments or requests of the SEC or its staff and shall promptly provide the Company with copies of all written correspondence and a summary of all material oral communications between it, on the one hand, and the SEC or its staff, on the other hand, relating to the Form S-4; (iii) use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; (iv) use reasonable best efforts to keep the Form S-4 effective through the Closing in order to permit the consummation of the Merger; and (v) provide the Company with a reasonable opportunity to review and comment on the drafts of the Form S-4 and any substantive correspondence (including all responses to SEC comments), amendments or supplements to the Form S-4 prior to filing with the SEC and shall provide to the Company a copy of all such filings made with the SEC. Parent shall advise the Company, promptly after receipt of notice thereof, of the time when the Form S-4 becomes effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the shares of Parent Common Stock for offering or sale in any jurisdiction, or any request by the SEC or its staff for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information

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(f) The Company shall provide Parent on a timely basis with all information concerning the Company and its Affiliates as may be reasonably requested by Parent and is customarily included in an information statement and Form S-4, including all financial information regarding the Company that may be required by Item 14(e) of Form S-4. The Company shall promptly correct any information with respect to it or provided by it for use in the Form S-4 if and to the extent, in the absence of such a correction, the Form S-4 would contain a misstatement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and Parent shall disseminate such correction to the stockholders of Parent in an amendment or supplement and to cause such amendment or supplement to be filed with the SEC. The Company shall be available to, and the Company shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced prior notice, Parent and its counsel in connection with (i) the drafting of the Form S-4, and (ii) responding in a timely manner to comments on the Form S-4 from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Parent in connection with Parent’s preparation for inclusion in the Form S-4 of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required under the Exchange Act.

(g) Parent shall mail or deliver, or cause to be mailed or delivered, a letter from Parent providing the Information Statement to each stockholder of Parent that has not already consented to or approved this Agreement, the Merger and the Transactions soliciting the written consent of each such stockholder, adopting this Agreement and approving the Merger and the Transactions as promptly as reasonably practicable after the first to occur of (i) confirmation from the SEC that it has no further comments on the Information Statement, (ii) confirmation from the SEC that the Information Statement is otherwise not to be reviewed, or (iii) expiration of the 10-day period after filing the preliminary Information Statement in the event the SEC does not review the Information Statement. The Information Statement, which shall be in form and substance reasonably satisfactory to the Company, shall provide among other things, a statement that Parent has obtained the Requisite Parent Vote to adopt this Agreement, effect the Merger and consummate the Transactions and the information required by Rule 14c-2 of the Securities Act.

Section 5.6 Merger Sub Matters. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as sole stockholder of Merger Sub, shall approve and adopt this Agreement in accordance with the NRS. During the period from the date of this Agreement through the earlier of the Effective Time or the date of termination of this Agreement, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement. Parent shall ensure that Merger Sub duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Merger Sub under this Agreement, and Parent shall be jointly and severally liable with Merger Sub for the due and timely performance and satisfaction of each such covenant, obligation and liability.

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Section 5.7 Nasdaq Listing. Parent will use its reasonable best efforts to cause the shares of Parent Common Stock being issued in connection with the Transactions to be approved for listing (subject to notice of issuance) on Nasdaq at or after the Effective Time. After the Closing, Parent shall use its reasonable best efforts to, in the event any Earn Out Shares become issuable pursuant to Section 2.6, cause such Earn Out Shares, if required, to be approved for listing on Nasdaq. Parent shall take all necessary actions and use commercially reasonable efforts to remain listed as a public company on the Nasdaq.

Section 5.8 Directors’ and Officers’ Indemnification and Insurance.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Company shall indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Parent or the Company or any of their Subsidiaries, respectively (the “Indemnified Parties”), against all Losses and Liabilities, including attorneys’ fees and disbursements, incurred in connection with any Legal Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was a director or officer of Parent or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the DGCL and the NRS. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such Legal Action from each of Parent and the Surviving Company, jointly and severally, upon receipt by Parent or the Surviving Company from the Indemnified Party of a request therefor; provided, that any such Indemnified Party to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL and the NRS, to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b) The provisions of the Parent Organizational Documents with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the Parent Organizational Documents shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent, unless such modification is required by applicable Law. The Company Organizational Documents shall contain, and Parent shall cause the Company Organizational Documents to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the Parent Organizational Documents.

(c) From and after the Effective Time, (i) the Surviving Company shall fulfill and honor in all respects the obligations of the Company to its Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s and its Subsidiaries’ organizational documents and pursuant to any indemnification agreements between the Company or its Subsidiaries and such Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time, and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s and its Subsidiaries’ organizational documents and pursuant to any indemnification agreements between Parent or its Subsidiaries and such Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

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(d) From and after the Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. In addition, Parent shall purchase, prior to the Effective Time, a six-year prepaid directors’ and officers’ liability insurance for the non-cancellable extension of the directors’ and officers’ liability coverage of Parent’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Parent’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Parent by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Transactions).

(e) From and after the Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the Persons referred to in this Section 5.8 in connection with their enforcement of the rights provided to such Persons in this Section 5.8.

(f) The provisions of this Section 5.8 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their Representatives.

(g) In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 5.8. Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 5.8.

Section 5.9 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law (but subject, for the avoidance of doubt, to Section 5.10, which sets forth the exclusive obligations of the Parties with respect to the subject matter thereof) each of the Parties shall, and shall use reasonable best efforts to cause its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions applicable to such Party set forth in Article VI are satisfied and to consummate the Transactions as promptly as practicable in accordance with its terms. The terms of this Section 5.9 shall not limit the rights set forth in Section 5.4.

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Section 5.10 Consents; Filings; Further Action.

(a) Subject to the terms and conditions of this Agreement, Parent and the Company shall (and shall cause their respective Subsidiaries to) each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Laws to (i) make any necessary filings promptly after signing of this Agreement and obtain all necessary actions, waivers, registrations, permits, authorizations, orders, consents and approvals from Governmental Authorities, the expiry or early termination of any applicable waiting periods, and make all necessary registrations and filings (including filings with Governmental Authorities, if any) and take all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, in order to consummate the Transactions as promptly as practicable and in any event prior to the End Date, and (ii) deliver required notices or any necessary additional instruments to, and obtain required consents, waivers or any additional instruments necessary from, Third Parties in order to consummate the Transactions as promptly as practicable and in any event prior to the End Date.

(b) Subject to applicable Laws and the requirements of applicable Governmental Authorities, Parent and the Company and their respective counsel shall (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private Person, (ii) to the extent legally permissible, have the right to review in advance, and each shall consult the other on, any material filing made with, or written materials to be submitted to, any Governmental Authority in connection with the Transactions and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) promptly inform each other of any material communication (or any other material correspondence or memoranda) received from, or given to, the DOJ or the FTC or any other applicable Governmental Authority, and (iv) where legally permissible, promptly furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the Transactions. In furtherance of the foregoing and subject to applicable Laws and the requirements of Governmental Authorities, Parent and the Company shall (with respect to any in-person discussion or meeting, remote video meeting or substantive telephonic discussion or meeting), provide the other Party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Transactions. Notwithstanding anything to the contrary in this Section 5.10(b), Parent and the Company may, as each deems advisable and necessary, (A) reasonably designate any competitively sensitive material provided to the other under this Section 5.10 as “Antitrust Counsel Only Material,” and (B) redact materials to be provided to the other Party as necessary to comply with contractual arrangement, to address good faith legal privilege or confidentiality concerns, to comply with applicable Law, or to remove references concerning the valuation of Parent or the Company and their respective Subsidiaries.

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Section 5.11 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the Transactions. Neither Parent nor the Company shall issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or Nasdaq rules, in which case that Party shall use its reasonable best efforts to consult with the other Party before issuing any such release or making any such public statement. Notwithstanding the foregoing, without the prior consent of the other, the Company or Parent may (a) make public announcements, statements or other disclosures concerning this Agreement or the Transactions, in a manner consistent with its past practice in compliance with applicable Law to the extent such communications consist of information included in a press release or other document previously approved for external distribution by the other in compliance with this Section 5.11, and (b) issue public statements or disseminate information to the extent solely related to the operation of the business of such Person. Each of Parent and the Company will issue a joint press release announcing the execution of this Agreement promptly following the execution of this Agreement.

Section 5.12 Fees and Expenses. Except as explicitly provided otherwise in this Agreement, whether or not the Transactions are consummated, all expenses (including those payable to Representatives) incurred by any Party or on its behalf in connection with this Agreement and the Transactions (“Expenses”) shall be paid by the Party incurring those Expenses.

Section 5.13 Takeover Statutes. If any takeover statute is or becomes applicable to this Agreement or any Transaction, each of Parent, the Company and their respective boards of directors shall use reasonable best efforts (a) to ensure that the Transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement, and (b) to otherwise act to eliminate or minimize the effects of such takeover statute.

Section 5.14 Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be necessary or appropriate to cause the acquisitions of Parent Common Stock (including derivative securities with respect to such Parent Common Stock) resulting from the Transactions by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15 Officers and Directors. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall use commercially reasonable efforts to take all necessary actions so that the Persons determined in accordance with Section 1.6 are elected or appointed, as applicable, to the positions of officers and directors of Parent and the Surviving Company, as set forth therein, to serve in such positions effective as of the Effective Time.

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Section 5.16 Notification of Certain Matters. The Company shall provide prompt notice to Parent, and Parent shall provide prompt notice to the Company, of (a) the occurrence of any event known to it which would reasonably be expected to, individually or in the aggregate, (i) in the case of the Company, have a Company Material Adverse Effect, or, in the case of Parent, have a Parent Material Adverse Effect, (ii) cause any condition set forth in Article VI to be unsatisfied in any material respect at any time prior to the Effective Time, or (iii) cause any authorization, consent, Order, declaration or approval of any Governmental Authority or Third Party necessary for the consummation of the Transactions to not be obtained by the End Date, or (b) any action, suit, proceeding, inquiry or investigation pending or, to the Knowledge of the Company or Parent, threatened that questions or challenges the validity of this Agreement or the ability of any Party to consummate the Transactions; provided, however, that the delivery of any notice pursuant to this Section 5.16 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice nor shall the Party giving such notice be prejudiced with respect to any such matters solely by virtue of having given such notice.

Section 5.17 Certain Litigation.

(a) Parent shall assume the control and defense at its own expense of all stockholders litigation against Parent, any of its Subsidiaries or any of the directors or officers of Parent or its Subsidiaries (such Persons, the “Covered Persons”), in each case, arising out of or in connection with this Agreement or the Transactions (collectively, the “Shareholder Litigation”); provided, that the Company shall have the right to participate in (and jointly control) such proceedings. Parent shall provide the Company with prompt notice of, and copies of all pleadings and material correspondence relating to, any Shareholder Litigation.

(b) Parent shall obtain the prior written consent of the Company and the Covered Persons (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, understanding or other agreement relating to such Shareholder Litigation.

(c) Each Party shall cooperate, and cause its Affiliates to cooperate, in the defense of any Shareholder Litigation and shall furnish or cause to be furnished such records, information and testimony, and attend, at each Party’s own expense, such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 5.18 Parent Financing. As of the date hereof, the Parent has entered into definitive agreements with respect to the private placement of the Parent Common Stock or other equity securities of the Parent, pursuant to which the Parent has received gross proceeds of at least $10,000,000 (the “Parent Financing”).

Section 5.19 Resignations. On the Closing Date, Parent shall cause to be delivered to the Company duly signed resignations, effective immediately after the Closing, of all directors from their position as a director of the Parent and its Subsidiaries and, if requested by the Company in writing at least five (5) Business Days prior to the Closing, of all officers from their position as an officer of Parent and its Subsidiaries; provided, that no such resignation by any individual shall be a resignation from employment with Parent or its Subsidiary if such individual is so employed. No later than ten (10) Business Days prior to the Closing Date, Parent shall furnish to the Company a true and complete list of each director and officer of Parent and its Subsidiaries.

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Article VI

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation to Consummate the Transactions. The respective obligation of each Party to effect the Transactions is subject to the satisfaction on or before the Closing Date of each of the following conditions, unless waived in writing by each of Parent and the Company:

(a) Parent Stockholder Approval. This Agreement and the Parent Voting Matters shall have been duly adopted and/or approved, as applicable, by the holders of shares of Parent Common Stock constituting the Requisite Parent Vote.

(b) Company Stockholder Approval. This Agreement shall have been duly adopted by the holders of shares of the Company constituting the Requisite Company Vote.

(c) Effectiveness of Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 and no proceedings for that purpose shall have been commenced or be threatened in writing by the SEC that has not been withdrawn.

(d)  Compliance with Rule 14c-2 and SEC Rules. 20 calendar days shall have passed following the commencement of mailing of the Information Statement to Parent’s stockholders; provided that, if following the original commencement of mailing Parent and the Company determine to mail any amendment or supplement to the Information Statement in accordance with Section 5.5 then such 20-day period shall be measured from the commencement of the mailing of such amendment or supplement; provided, further, that, to the extent any rules and regulations of the SEC applicable to the Information Statement require a longer period than such 20 days, then this condition shall only be satisfied upon the expiration of such longer period.

(e) Parent Financing. The Parent Financing shall have been consummated.

(f) Listing. The shares of Parent Common Stock to be issued to Company Stockholders pursuant to Article II shall have been approved for listing on Nasdaq, subject only to official notice of issuance.

(g) No Orders. There shall not have been enacted, promulgated or made effective after the date of this Agreement any Law or Orders by a Governmental Authority that enjoins or otherwise prohibits or makes illegal, or any Legal Action by any Governmental Authority seeking to enjoin or prohibit or make illegal, consummation of the Transactions and there shall not be in effect any injunction (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction that enjoins or otherwise prohibits consummation of the Transactions.

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Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Transactions are also subject to the satisfaction on or before the Closing Date of the following conditions, unless waived in writing by Parent:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company set forth in Section 3.6(a), Section 3.6(b) and Section 3.6(g) (Capitalization) shall be true and correct in all respects (except for any inaccuracies that individually or in the aggregate are de minimis) as of the Closing as though then made on such date;

(ii) each of the representations and warranties of the Company set forth in Section 3.1 (Organization and Power), Section 3.4 (Corporate Authorizations), Section 3.6 (Capitalization) (other than subsections (a) and (b) and (g) thereof), Section 3.21 (Takeover Statutes), and Section 3.24 (Brokers) (A) that are not qualified by references to “material” or any other materiality qualifications shall be true and correct in all material respects as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), and (B) that are qualified by references to “material” or any other materiality qualifications shall be true and correct in all respects as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date);

(iii) the representation and warranty set forth in Section 3.10(b) (Absence of Certain Changes) shall be true and correct in all respects; and

(iv) the remaining representations and warranties of the Company contained in Article III (Representations and Warranties of the Company) shall be true and correct, in each case as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except, in the case of clause (iv) only, where the failure of any such representations and warranties to be so true and correct (without regard to any materiality, in all material respects, Company Material Adverse Effect, or similar qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Obligations. The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the Closing Date.

(c) Absence of Company Material Adverse Effect. No event, circumstance, development, change or effect shall have occurred since the date of this Agreement that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

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(d) Officer’s Certificate. Parent shall have received a certificate, signed by an executive officer of the Company, certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c).

(e) Lock-Up Agreements. Parent shall have received copies of the Lock-Up Agreements, duly executed by the Company Significant Holders.

(f) Earn Out Spreadsheet. Parent shall have received the Earn Out Spreadsheet from the Company no later than three Business Days prior to the Closing Date.

Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Transactions is also subject to the satisfaction on or before the Closing Date of the following conditions, unless waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of Parent and Merger Sub set forth in Section 4.6(a), Section 4.6(b) and Section 4.6(g) (Capitalization) shall be true and correct in all respects (except for any inaccuracies that individually or in the aggregate are de minimis) as of the Closing as though then made on such date;

(ii) each of the representations and warranties of Parent and Merger Sub set forth in Section 4.1 (Organization and Power), Section 4.4 (Corporate Authorizations), Section 4.6 (Capitalization) (other than subsections (a) and (b) and (g) thereof), Section 4.22 (Takeover Statutes), Section 4.25 (Opinion of Financial Advisor) and Section 4.26 (Brokers) (A) that are not qualified by references to “material” or any other materiality qualifications shall be true and correct in all material respects as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), and (B) that are qualified by references to “material” or any other materiality qualifications shall be true and correct in all respects as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date);

(iii) the representation and warranty set forth in Section 4.11(b) (Absence of Certain Changes) shall be true and correct in all respects; and

(iv) the remaining representations and warranties of Parent and Merger Sub contained in Article IV (Representations and Warranties of Parent and Merger Sub) shall be true and correct, in each case as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except, in the case of clause (iv) only, where the failure of any such representations and warranties to be so true and correct (without regard to any materiality, in all material respects, Parent Material Adverse Effect, or similar qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Obligations. Each of Parent and Merger Sub shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the Closing Date.

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(c) Absence of Parent Material Adverse Effect. No event, circumstance, development, change or effect shall have occurred since the date of this Agreement that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

(d) Officer’s Certificate. The Company shall have received a certificate, signed by an executive officer of Parent, certifying as to the matters set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c).

(e) Leak-Out Agreements. The Company shall have received copies of the Leak-Out Agreements, duly executed by Parent and the Parent Significant Holders.

(f) Parent Warrants. The Company shall have received copies of the Parent Warrants issued in replacement of the Company Warrants, each duly executed by Parent.

(g) Parent Stock Options. The Company shall have received copies of the Parent Stock Options issued in replacement of the Company Stock Options, each duly executed by Parent.

(h) Earn Out Shares. Parent shall have created a reserve with its transfer agent for the maximum number of Earn Out Shares in accordance with its obligations set forth in Section 2.6.

(i) Parent Preferred Stock Purchase Agreement. All conditions to closing shall be satisfied pursuant to the Parent Preferred Stock Purchase Agreement, subject only to the Closing of this Agreement.

(j) Resignations. A duly executed copy of each resignation letter referenced in Section 5.19.

Section 6.4 Frustration of Closing Conditions. Neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, may rely, either as a basis for not consummating the Transactions or for terminating this Agreement and abandoning the Transactions, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was principally caused by such Party’s breach of any provision of this Agreement or failure to use the efforts to consummate the Transactions, as required by and subject to this Agreement.

Article VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned:

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

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(b) by Parent or the Company if the Merger shall not have been consummated by the close of business on December 31, 2026 (the “End Date”); provided that, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b) if the material breach by such Party (or any Affiliate of such Party) of any of such Party’s obligations under this Agreement shall have been the primary cause of, or primarily resulted in, the failure of the Effective Time to have occurred on or before the End Date; provided, further, that if all conditions have been satisfied (or, in the case of conditions to be satisfied at the Closing, are capable of being satisfied) as of the End Date other than Section 6.1(d) (Compliance with Rule 14c-2 and SEC Rules), then the End Date shall be automatically extended until the date that is three Business Days following the expiration of the period contemplated by Section 6.1(d) (Compliance with Rule 14c-2 and SEC Rules);

(c) by Parent or the Company at any time prior to the Effective Time if an Order permanently preventing, enjoining or making illegal the consummation of the Merger shall have become final and non-appealable; provided that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(c) if the material breach by such Party (or any Subsidiary of such Party) of any of such Party’s obligations under this Agreement shall have been the primary cause of, or primarily resulted in, the issuance or continued existence of such Order;

(d) by Parent if the Company has not provided Parent with a copy of the Company Stockholder Written Consent by 11:59 p.m., New York City time, on the date that is one day after the date of this Agreement;

(e) by the Company if Parent has not provided the Company with a copy of the Parent Stockholder Written Consent by 11:59 p.m., New York City time, on the date that is one day after the date of this Agreement;

(f) by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 6.2(a) would not be satisfied; or (ii) any of the Company’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2(b) would not be satisfied; provided, however, that for purposes of clauses (i) and (ii) above, if an inaccuracy in any of the Company’s representations and warranties or a breach of a covenant of the Company is curable by the Company by the End Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 7.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company receives written notice of such inaccuracy or breach from Parent (and, provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if Parent or Merger Sub is then in material breach of any of its representations, warranties or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b)); or

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(g) by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 6.3(a) would not be satisfied; or (ii) any of Parent’s or Merger Sub’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.3(b) would not be satisfied; provided, however, that for purposes of clauses (i) and (ii) above, if an inaccuracy in any of Parent’s representations and warranties or a breach of a covenant of Parent or Merger Sub is curable by Parent or Merger Sub, as applicable, by the End Date and Parent or Merger Sub, as applicable, is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 7.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent receives written notice of such inaccuracy or breach from the Company (and, provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if the Company is then in material breach of any of its representations, warranties or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b)).

The Party seeking to terminate this Agreement pursuant to this Section 7.1 shall give written notice of such termination to the other Parties in accordance with Section 8.7, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 7.2 Effect of Termination. If this Agreement is validly terminated pursuant to this Article VII, except as set forth in this Section 7.2, it shall become void and of no further force and effect, with no liability to any Person on the part of any Party (or any stockholder or Representative of such Party); provided that, (a) the termination of this Agreement shall not relieve any Party from any liability for any fraud or any intentional and material breach of this Agreement, (b) the provisions of Section 5.3 (Access to Information; Confidentiality), Section 5.12 (Fees and Expenses), this Section 7.2 (Effect of Termination), and Article VIII (Miscellaneous) shall survive any valid termination of this Agreement, and (c) the Confidentiality Agreement shall not be affected by a termination of this Agreement.

Article VIII

MISCELLANEOUS

Section 8.1 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

(b) “Anti-Corruption Laws” means all anti-bribery and anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act 2010 applicable to any of the Parties.

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(c) “Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or required by Law to close, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York City time.

(d) “Change of Control” means, other than the Merger, any transaction or series of transactions, the result of which is: (i) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of Parent; (ii) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of Parent or the surviving Person outstanding immediately after such combination; or (iii) a sale of all or substantially all of the assets of Parent. For the avoidance of doubt, the transfer of Parent Preferred Stock pursuant to the Parent Preferred Stock Purchase Agreement shall not constitute a Change of Control for purposes of this Agreement.

(e) “Company Assets” means any assets of the Company or any of its Subsidiaries.

(f) “Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

(g) “Company Equity Plan” means the Autonomous Power Corporation 2026 Stock Incentive Plan.

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(h) “Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or in the aggregate with any one or more other Effects, has had or would reasonably be expected to (x) result in a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (y) prevent, or materially impair or delay, the ability of the Company to consummate the Transactions or otherwise perform any of its obligations under this Agreement; provided, however, solely with respect to clause (x), no Effect (by itself or when aggregated or taken together with any and all other Effects) directly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect (by itself or when aggregated or taken together with any and all other such Effects) directly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world; (iii) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business; (iv) changes in social, legislative or political conditions in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (vi) pandemics, epidemics or disease outbreaks or any escalation or worsening of any of the foregoing; (vii) the announcement of this Agreement or the pendency or consummation of the Transactions, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 3.3 or Section 3.5); (viii) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; (ix) any actions taken or failure to take action, in each case, to which Parent has expressly requested or consented to, or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, or the failure to take any action prohibited by this Agreement (in each case, excluding any such actions required to be taken or not taken pursuant to Section 5.1); (x) any failure by the Company or any of its Subsidiaries to meet any internal or external projections or forecasts or any decline in the price of Company Common Stock (but excluding, in each case, the underlying causes of such failure or decline, as applicable, which may themselves constitute or be taken into account in determining whether there has been, or would be, a Company Material Adverse Effect); or (xi) any breach of this Agreement by Parent or Merger Sub; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clauses (i) through (vi) or (viii) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has a disproportionate impact on the Company and its Subsidiaries as compared to other participants that operate in the industry in which the Company and its Subsidiaries operate (in which case, only the incremental disproportionate impact of such Effect may be taken into account in determining whether there has been, or would be, a Company Material Adverse Effect, to the extent such Effect is not otherwise excluded from being taken into account under this definition).

(i) “Company PIPE” means the private placement of 27,809 shares of Company Common Stock for gross proceeds of approximately $50,000,582 with one or more accredited investors pursuant to definitive agreements signed prior to the date hereof.

(j) “Company Significant Holders” means each of (i) Andrew Fox, (ii), Aeromaris MAS LLC, (iii) Droneclad LLC, (iv) Stonebridge Investments Holdings LLC and (v) Blair Logic LLC. If the Company PIPE is consummated prior to the Closing, the Company PIPE Investor shall also be a Company Significant Holder and such party shall deliver a Lock-Up Agreement promptly after the closing of the Company PIPE.

(k) “Company Stockholders” means the holders of Company Common Stock.

(l) “Company Stock Option” means a non-qualified stock option to purchase shares of Company Common Stock.

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(m) “Confidentiality Agreement” means that certain Confidentiality Agreement by and between the Company and Revere Securities.

(n) “Contract” means any written or oral contract, arrangement, commitment, understanding, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, undertaking or other agreement that is legally binding.

(o) “DOJ” means the U.S. Department of Justice.

(p) “Earn Out Spreadsheet” means the spreadsheet to be delivered to Parent no later than three Business Days prior to the Closing Date, which sets forth the percentage of the Earn Out Shares to be allocated to each stockholder of the Company, along with an illustrative sample calculation of the Earn Out Shares to be allocated to each such Person.

(q) “Environmental Laws” means all Laws relating to (i) pollution, contamination, protection of the (indoor or outdoor) environment or health and safety, (ii) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the environment, including air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures, or (iii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Substances. “Environmental Laws” includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Control Act, 42 U.S.C. § 6901 et seq. and all applicable analogous state or local statutes or ordinances.

(r) “ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer with a Person within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

(s) “Exchange Act” means the Securities Exchange Act of 1934.

(t) “FTC” means the U.S. Federal Trade Commission.

(u) “Governmental Authority” means (i) any federal, state, local, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); and (ii) any self-regulatory organization; (iii) any political subdivision of any of the foregoing.

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(v) “Hazardous Substances” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or manmade, that presents a risk to human health or the environment or is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any Environmental Law or is otherwise governed, defined, regulated, or for which liability or standards of conduct may be imposed under any Environmental Law including but not limited to any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, mold, and perfluoroalkyl and polyfluoroalkyl substances.

(w) “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, including any and all: (i) inventions (whether or not patentable), invention disclosures, patents and patent applications (including divisionals, provisionals, continuations, continuations-in-part, and renewal applications), and any renewals, extensions, or reissues thereof; (ii) trademarks, service marks, trade dress, logos, slogans, trade names, assumed names, corporate names, domain names and other source identifiers, including all registrations and applications for registration of the foregoing, and all goodwill associated with any of the foregoing; (iii) copyrights (including all registrations and applications for registration), copyrightable subject matter, original works of authorship, and moral rights; (iv) rights in Software; (v) trade secrets, including confidential and proprietary information and know-how (including processes, formulae, techniques, methods, algorithms, data, databases, designs, drawings, specifications, and material proprietary customer and business data); and (vi) rights to sue and recover and retain damages, costs and attorneys’ fees for the past, present and future infringement, misappropriation or other violation of any of the foregoing.

(x) “Knowledge” means, when used with respect to Parent or the Company, the actual knowledge of the Persons set forth in Section 8.1(x) of the Parent Disclosure Letter or Company Disclosure Letter, respectively.

(y) “Law” means any law, statute, ordinance, code, regulation, rule, the common law or other requirement of any Governmental Authority, and any Orders.

(z) “Liens” means any mortgages, deeds of trust, liens, pledges, security interests, leases, subleases, licenses, covenants, claims, hypothecations, options, rights of first offer or refusal, charges or other encumbrances in respect of any property or asset.

(aa) “Losses” means any and all deficiencies, judgments, settlements, losses, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable legal, accounting and other costs and expenses of professionals incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification, compensation or reimbursement therefor).

(bb) “Merger Sub Common Stock” means the common stock, par value $0.001 per share, of Merger Sub.

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(cc) “Nasdaq” means the Nasdaq Stock Market LLC.

(dd) “NewCo” means Parent, as the ultimate parent company of the combined corporate group after the Effective Time.

(ee) “NewCo Revenue” means all revenue of NewCo and its Subsidiaries (including the Surviving Company and its Subsidiaries after the Effective Time), consistent with GAAP and as reported in the financial statements of NewCo.

(ff) “Orders” means any orders, decisions, judgments, writs, injunctions, decrees, awards or other determinations of any Governmental Authority.

(gg) “Parent Assets” means any assets of Parent or any of its Subsidiaries.

(hh) “Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

(ii) “Parent Equity Plan” means the 2025 Equity Incentive Plan of Parent, as in effect on the date hereof.

(jj) “Parent Equity Plan Amendment” means the amended and restated Parent Equity Plan, in the form attached hereto as Exhibit G hereto

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(kk) “Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, has had or would reasonably be expected to (x) result in a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, or (y) prevent, or materially impair or delay, the ability of Parent or Merger Sub to consummate the Transactions or otherwise perform any of its obligations under this Agreement; provided, however, solely with respect to clause (x), no Effect (by itself or when aggregated or taken together with any and all other Effects) directly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Parent Material Adverse Effect,” and no Effect (by itself or when aggregated or taken together with any and all other such Effects) directly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Parent Material Adverse Effect” has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world; (iii) conditions (or changes in such conditions) in the industries in which Parent and its Subsidiaries conduct business; (iv) changes in social, legislative or political conditions in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (vi) pandemics, epidemics or disease outbreaks or any escalation or worsening of any of the foregoing; (vii) the announcement of this Agreement or the pendency or consummation of the Transactions, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 4.3 or Section 4.5); (viii) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; (ix) any actions taken or failure to take action, in each case, to which the Company has expressly requested or consented to, or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, or the failure to take any action prohibited by this Agreement (in each case, excluding any such actions required to be taken or not taken pursuant to Section 5.1); (x) any failure by Parent or any of its Subsidiaries to meet any internal or external projections or forecasts or any decline in the price of Parent Common Stock (but excluding, in each case, the underlying causes of such failure or decline, as applicable, which may themselves constitute or be taken into account in determining whether there has been, or would be, a Parent Material Adverse Effect); or (xi) any breach of this Agreement by the Company; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clauses (i) through (vi) or (viii) above may constitute, and be taken into account in determining the occurrence of, a Parent Material Adverse Effect if and only to the extent that such change or event has a disproportionate impact on Parent and its Subsidiaries as compared to other participants that operate in the industry in which Parent and its Subsidiaries operate (in which case, only the incremental disproportionate impact of such Effect may be taken into account in determining whether there has been, or would be, a Parent Material Adverse Effect, to the extent such Effect is not otherwise excluded from being taken into account under this definition).

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(ll) “Parent Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of Parent.

(mm) “Parent Preferred Stock Purchase Agreement” means that certain purchase agreement, dated on or about the date hereof, by and between Fox Power LLC and The Steven Scopellite 2021 IRR, and all documents ancillary thereto.

(nn) “Parent Significant Holders” means American Ventures LLC, Series XVI AGH.

(oo) “Parent Stock Option” means a nonqualified stock option to purchase shares of Parent Common Stock granted pursuant to the Parent Equity Plan.

(pp) “Parent Warrant” means each warrant to acquire shares of Parent Common Stock.

(qq) “Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, and for which adequate reserves have been maintained in accordance with GAAP, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, or which are not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, and for which adequate reserves have been maintained in accordance with GAAP, (iii) zoning, entitlement, building and other land use Liens applicable to real property which are not violated by the current use, occupancy or operation of such real property, (iv) covenants, conditions, restrictions, easements and other non-monetary Liens affecting title to any real property which would do not materially impair the value, current use, occupancy or operation of such real property, (v) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws, (vi) Liens on goods in transit incurred pursuant to documentary letters of credit, (vii) non-exclusive, non-perpetual licenses of Intellectual Property granted in the ordinary course of business, (viii) such other Liens that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, and (ix) Liens described in Section 8.1(qq) of the Company Disclosure Letter or the Parent Disclosure Letter.

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(rr) “Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust or other legal entity or organization, including a Governmental Authority.

(ss) “Prohibited Person” means: (i) any Person that has been determined by a competent authority to be the subject of a prohibition on such conduct of any Law, regulation, rule or executive order administered by the U.S. Department of Treasury, Office of Foreign Assets Control; (ii) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes; (iii) any Person that acts on behalf of or is owned or controlled by a government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (iv) any Person that has been identified on the U.S. Department of Treasury, Office of Foreign Assets Control Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), or 50% or more of which is owned, directly or indirectly, by such Person; or (v) any Person that has been designated on any similar list or Order published by a Governmental Authority in the United States.

(tt) “Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of such Person.

(uu) “Requisite Company Vote” means the written consent or affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.

(vv) “Requisite Parent Vote” means the written consent or affirmative vote of stockholders holding at least a majority of the voting power of Parent.

(ww) “Securities Act” means the Securities Act of 1933.

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(xx) “Software” means all computer software (in object code or source code format), libraries, data and databases, and related specifications, documentation and materials.

(yy) “Subsidiary” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person.

(zz) “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(aaa) “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, escheat, abandoned and unclaimed property, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group), including pursuant to Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or non-U.S. Tax law), and (iii) any and all liability for the payment of any amounts described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability.

(bbb) “Third Party” means any Person or group other than the Company and its Affiliates and Parent and its Affiliates.

(ccc) “Top Customer” means a top ten customer of a Person and its Subsidiaries, taken as a whole, based on revenues during the twelve months ended December 31, 2025.

(ddd) “Top Supplier” means a top ten vendor or supplier of a Person and its Subsidiaries, taken as a whole, based on expenditures during the twelve months ended December 31, 2025.

(eee) “Volume Weighted Average Share Price” mean the volume weighted average share price of the Parent Common Stock on Nasdaq or any other national securities exchange on which the Parent Common Stock is listed for trading as displayed on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m. (or such hours of the trading day as the relevant market shall be open in the event of an abbreviated trading day), New York City time, on such trading day.

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Section 8.2 Interpretation. Unless the express context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean U.S. dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 8.2 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) with respect to the determination of any period of time, (i) the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and (ii) time is of the essence;

(j) the word “or” shall be disjunctive but not exclusive;

(k) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(l) references herein to any Contract mean such Contract as amended, supplemented or modified (including by any waiver thereto) in accordance with the terms thereof;

(m) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties;

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(n) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;

(o) references herein to the effect that any information, document or other material has been “made available” by the Company or Parent shall mean that such information, document or material was uploaded to the virtual data room maintained by the Company or Parent, as applicable, in connection with the Transactions, in either case, on or before the execution of this Agreement; and

(p) references herein to “ordinary course of business” shall refer to ordinary course of business consistent with past practice.

Section 8.3 No Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Effective Time. This Section 8.3 shall not limit any covenant or agreement of the Parties which, by its terms, contemplates performance after the Effective Time.

Section 8.4 Governing Law. All matters arising out of or relating to this Agreement and the Transactions (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the Law of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

Section 8.5 Submission to Jurisdiction; Service. Each Party (a) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the Transactions shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum, and (e) agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

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Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a Party as shall be specified by like notice):

If to Parent or Merger Sub, to:

Aureus Greenway Holdings Inc.

2995 Remington Blvd.

Kissimmee, FL, 34744

E-mail: mjsaker@gmail.com

Attention: Matthew J. Saker

with a copy (which shall not constitute notice) to:

Ortoli Rosenstadt LLP

366 Madison Avenue

New York, NY 10017

E-mail: wsr@orllp.legal

Attention: William Rosenstadt

If to the Company, to:

Autonomous Power Corporation

515 North Flagler Drive, Suite 350

West Palm Beach, FL 33401

E-mail: jim@power.us

Attention: Jim Biehl

with copies to (which shall not constitute notice) to:

Faegre Drinker Biddle & Reath LLP

One Logan Square, Ste. 2000

Philadelphia, Pennsylvania 19103

Attention:	Chad Lange
Michael N. Baxter Joshua L. Colburn
Email:	charles.lange@faegredrinker.com joshua.colburn@faegredrinker.com michael.baxter@faegredrinker.com

All such notices or communications shall be deemed to have been delivered and received: (a) if delivered in person, on the day of such delivery; (b) when sent by email (with written confirmation of transmission), if sent on or prior to 5:00 p.m. Eastern Time on a Business Day, otherwise at 9:00 a.m. Eastern Time on the next succeeding Business Day; (c) if by certified or registered mail (return receipt requested), on the third Business Day after the mailing thereof; or (d) if by reputable overnight delivery service, on the first Business Day after the sending thereof.

Section 8.8 Amendment. This Agreement may be amended by the Parties at any time before the Effective Time by an instrument in writing signed on behalf of each of the Parties so long as (a) no amendment that requires further stockholder approval under applicable Law or regulation of Nasdaq after stockholder approval hereof shall be made without such required further approval, and (b) such amendment has been duly approved by the board of directors of each of Parent and the Company.

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Section 8.9 Extension; Waiver. At any time before the Effective Time, Parent or Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered under this Agreement, or (c) subject to applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a Party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.10 Entire Agreement. This Agreement (and the exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the certificates delivered hereunder, the Lock-Up Agreements, the Leak-Out Agreements and the Confidentiality Agreement contain all of the terms, conditions and representations and warranties agreed to by the Parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in such documents has been made or relied upon by any of the Parties.

Section 8.11 No Third-Party Beneficiaries. Except (a) as provided in Section 5.8 (Directors’ and Officers’ Indemnification and Insurance), (b) for the provisions of Section 2.1, Section 2.2, Section 2.3, Section 2.4 and Section 2.6 (which, only from and after the Effective Time, shall be for the benefit of holders of Company Common Stock (other than Excluded Company Shares), Company Stock Options and Company Warrants), (c) the rights of Covered Persons under Section 5.17, and (d) the rights of the Stockholder Representative under Section 8.20, the Parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 8.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the Transactions may be consummated as originally contemplated to the fullest extent possible.

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Section 8.13 Rules of Construction. The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 8.14 Disclosure Letters. Subject to and without limiting the introductory language to Article III and IV, each Party has or may have set forth information in its respective disclosure letter in a section of such disclosure letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not constitute an admission by such Party that such item is material, that such item has had or would have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or that the disclosure of such be construed to mean that such information is required to be disclosed by this Agreement. Any information set forth in any section or subsection of the Company Disclosure Letter or of the Parent Disclosure Letter shall be deemed to be disclosed and incorporated by reference for purposes of any other section or subsection of this Agreement with respect to such disclosure letter to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section or subsection notwithstanding the omission of a reference or cross reference thereto. The information set forth in the Company Disclosure Letter and Parent Disclosure Letter is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party to any Third Party of any matter whatsoever, including any violation of any Law or breach of any Contract.

Section 8.15 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. No Party may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other Parties.

Section 8.16 Remedies. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available and the exercise by a Party of any one remedy hereunder shall not preclude the exercise by it of any other remedy hereunder to the extent permitted herein.

Section 8.17 Specific Performance. Each of the Parties agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that a Party may have under Law or in equity, in the event of any breach or threatened breach by Parent, Merger Sub or the Company of any covenant or obligation of such Party contained in this Agreement, the other Parties shall be entitled to: (a) a decree or Order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. In the event that any action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to such other Party obtaining any remedy referred to in this Section 8.17 and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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Section 8.18 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each Party shall have received a counterpart signed by all of the other Parties.

Section 8.19 Non-Recourse. This Agreement may only be enforced against the Parties. All legal proceedings, Legal Actions, obligations, losses, damages, claims or causes of action (whether in contract, in tort, in Law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise) that may be based upon, arise under, out or by reason of, be connected with, or relate in any manner to (a) this Agreement or any of the other agreements or documents contemplated hereby, (b) the negotiation, execution or performance of this Agreement or any of the documents contemplated hereby (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the other agreements or documents contemplated hereby), (c) any breach or violation of this Agreement (including the failure of any representation and warranty to be true or accurate) or any of the other agreements or documents contemplated hereby, and (d) any failure of the Transactions or the other agreements or documents contemplated hereby to be consummated, in the case of clauses (a) and (d), may be made only against (and are those solely of) the Persons that are expressly named as parties, the Lock-Up Agreements, the Leak-Out Agreement, and the Confidentiality Agreement, and then only to the extent of the specific obligations of such Persons set forth in this Agreement, the Lock-Up Agreements or the Confidentiality Agreement, as applicable. In furtherance and not in limitation of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, each Party covenants, agrees and acknowledges that (except to the extent named as a party, the Lock-Up Agreements or the Confidentiality Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, the Lock-Up Agreements, the Leak-Out Agreement, or the Confidentiality Agreement, as applicable) no recourse under this Agreement, any related document or any documents or instruments delivered in connection with this Agreement or any related document shall be had against any current or former stockholders, directors, officers, employees, agents, advisors or other Representatives of the Company or Parent, whether in contract, tort, equity, Law or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise.

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Section 8.20 Stockholder Representative.

(a) By executing the Company Stockholder Written Consent approving and adopting this Agreement and the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, the Company Stockholders shall be deemed to have approved the designation of, and hereby designates, Andrew Fox as the Stockholder Representative for all purposes in connection with this Agreement and the agreements ancillary hereto. The Stockholder Representative shall act as the representative of the Company Stockholders in respect of all matters arising under this Agreement or the Transactions, and shall be authorized to act, or refrain from acting, with respect to any actions to be taken by or on behalf of the Company Stockholders or the Stockholder Representative, including to enforce any rights granted to the Company Stockholders hereunder, in each case as the Stockholder Representative believes is necessary or appropriate under this Agreement, for and on behalf of the Company Stockholders. The Company Stockholders shall be bound by all such actions taken by the Stockholder Representative and the Company Stockholders shall not be permitted to take any such actions. The Stockholder Representative is serving as the Stockholder Representative solely for purposes of administrative convenience, and is not personally liable (except in its capacity as a stockholder of the Company hereunder if applicable) for any of the obligations of the Company, any of its Subsidiaries or the Company Stockholders hereunder, and Parent (on behalf of itself and its Affiliates) agrees that it will not look to the Stockholder Representative or the underlying assets of the Stockholder Representative for the satisfaction of any obligations of the Company, any of its Subsidiaries or the Company Stockholders. The Stockholder Representative shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, in connection with the performance by the Stockholder Representative of the Stockholder Representative’s duties or the exercise by the Stockholder Representative of the Stockholder Representative’s rights and remedies under this Agreement or any agreement ancillary hereto, except in the case of its fraud, bad faith or willful misconduct. No bond shall be required of the Stockholder Representative. The Stockholder Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Stockholder Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the agreements ancillary hereto. Without limiting the generality of the foregoing, the Stockholder Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and the agreements ancillary hereto, and to consent to any amendment hereof or thereof on behalf of the Company Stockholders and their successors. Parent shall be entitled to rely on all statements, representations, decisions of, and actions taken or omitted to be taken by, the Stockholder Representative relating to this Agreement or the agreements ancillary hereto.

(b) The Company Stockholders will indemnify and hold harmless the Stockholder Representative from and against any and all liabilities and Losses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and the Transactions, in each case as such Loss is suffered or incurred; provided that in the event that any such Loss is finally adjudicated to have been directly caused by the fraud, bad faith, gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Company Stockholders the amount of such indemnified Loss to the extent attributable to such fraud, bad faith, gross negligence or willful misconduct. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Company Stockholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative under this Section 8.20(b). The foregoing indemnities will survive the resignation or removal of the Stockholder Representative or the termination of this Agreement.

(c) The Stockholder Representative may resign at any time by giving 20 days’ notice to Parent and the Company Stockholder; provided, however, in the event of the resignation or removal of the Stockholder Representative, a new Stockholder Representative (who shall be reasonably acceptable to Parent) shall be appointed by the vote or written consent of a majority of the shares of Parent Common Stock, voting together as a single class (with each such share entitled to one vote), then held by the Company Stockholders.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PARENT AUREUS GREENWAY HOLDINGS INC.

By:	/s/ Matthew J. Saker
Name:	Mattthew J. Saker
Title:	Interim Chief Executive Officer and Director

MERGER SUB AUREUS MERGER SUB INC.

By:	/s/ Matthew J. Saker
Name:	Mattthew J. Saker
Title:	Sole Director and President

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

COMPANY AUTONOMOUS POWER CORPORATION

By:	/s/ Mr. Andrew Fox
Name:	Mr. Andrew Fox
Title:	Chief Executive Officer

STOCKHOLDER REPRESENTATIVE MR. ANDREW FOX

By:	/s/ Mr. Andrew Fox
Name:	Mr. Andrew Fox

[Signature Page to Merger Agreement]

Annex I

Term	Section
Agreement	Preamble
Balance Sheet Date	3.9(a)
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
Code	2.2(f)
Company	Preamble
Company Acquisition Proposal	5.4(d)
Company Benefit Plan	3.13(a)
Company Board	Recitals
Company Board Approvals	Recitals
Company Book-Entry Shares	2.1(b)
Company Disclosure Letter	Article III
Company Financial Statements	3.8
Company Intellectual Property	3.17(a)
Company Material Contract	3.12(a)
Company Organizational Documents	3.2
Company Owned Intellectual Property	3.17(b)
Company Permits	3.19(a)
Company Real Property	3.18(a)
Company Real Property Leases	3.18(b)
Company Stock Certificates	2.1(b)
Company Stockholder Notice	5.5(c)
Company Stockholder Written Consent	Recitals
Company Warrant	2.4
Covered Persons	5.17(a)
Dissenting Shares	2.5(a)
DGCL	Recitals
Earn Out Period	2.6(a)
Earn Out Shares	2.6(a)
Earn Out Triggering Event	2.6(a)
Effect	8.1(h)
Effective Time	1.3
End Date	7.1(b)
ERISA	3.13(a)
Exchange Act	8.1(s)
Exchange Agent	2.2(a)
Exchange Fund	2.2(b)
Exchange Ratio	2.1(a)(i)
Excluded Company Shares	2.1(a)(iii)
Exchange Ratio	2.1(a)(i)
Expenses	5.12
FLSA	3.14(b)
Form S-4	5.5(d)

A-1

Term	Section
GAAP	3.8
Governmental Authorizations	3.3
Indemnified Parties	5.8(a)
Information Statement	5.5(d)
Insurance Policies	3.23
Intended Tax Treatment	1.7
IRS	3.13(b)
IT Assets	3.17(f)
Leak-Out Agreement	Recitals
Legal Actions	3.11
Lock-Up Agreement	Recitals
Liabilities	3.9
Merger	Recitals
Merger Consideration	2.1(a)(i)
Merger Sub	Preamble
Merger Sub Stockholder Written Consent	Recitals
NewCo Board	1.6(a)
NRS	Recitals
Parent Financial Advisor	4.25
Parent	Preamble
Parent Acquisition Proposal	5.4(h)
Parent Benefit Plan	4.14(a)
Parent Board	Recitals
Parent Charter Amendment	1.5(a)
Parent Charter Written Consent	Recitals
Parent Disclosure Letter	Article IV
Parent Financial Statements	4.9(a)
Parent Financing	5.18
Parent Insurance Policies	4.24
Parent Intellectual Property	4.18(a)
Parent IT Assets	4.18(f)
Parent Material Contract	4.13(a)
Parent Organizational Documents	4.2
Parent Owned Intellectual Property	4.18(b)
Parent Permits	4.20(a)
Parent Real Property	4.19(a)
Parent Real Property Leases	4.19(b)
Parent Registered IP	4.18(a)
Parent SEC Reports	4.8(a)
Parent Share Issuance	2.2(b)
Parent Stockholder Written Consent	Recitals
Parent Voting Matters	Recitals
Permits	3.19(a)
Registered IP	3.17(a)
SEC	4.3
Shareholder Litigation	5.17(a)
Stockholder Representative	Preamble
Tier 1 Earn Out Shares	2.6(a)(i)
Tier 2 Earn Out Shares	2.6(a)(ii)
Tier 3 Earn Out Shares	2.6(a)(iii)
Tier 4 Earn Out Shares	2.6(a)(iv)
Tier 5 Earn Out Shares	2.6(a)(v)
Transactions	Recitals
WARN Act	3.14(c)

A-2

Exhibit A

Form of Lock-Up Agreement

Exhibit B

Form of Leak-Out Agreement

Exhibit C

NewCo Directors

Exhibit D

NewCo Officers

Exhibit E

Form of Parent Stock Option

Exhibit F

Form of Parent Warrant

Exhibit G

Form of Parent Equity Plan Amendment